Exhibit 10.1
LOAN AGREEMENT
Dated as of August 31, 2009
By and Between
620 EIGHTH NYT (NY) LIMITED PARTNERSHIP
and
620 EIGHTH LENDER NYT (NY) LIMITED PARTNERSHIP
as Borrower
and
BANK OF CHINA, NEW YORK BRANCH
as Lender

LOAN AGREEMENT
LOAN AGREEMENT dated as of August 31, 2009 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) by and between 620 EIGHTH NYT (NY) LIMITED PARTNERSHIP, a Delaware limited partnership (“Carey Wrap”), and 620 EIGHTH LENDER NYT (NY) LIMITED PARTNERSHIP, a Delaware limited partnership (“Carey Lender”) (“Carey Wrap and Carey Lender”, collectively, jointly and severally, and together with their successors and assigns, “Borrower”); and BANK OF CHINA, NEW YORK BRANCH (together with its successors and assigns, “Lender”).
1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.1 Specific Definitions. The following terms have the meanings set forth below:
Accounts: accounts created by Lender at Lender (or at such Eligible Institution shall be selected by Lender) pursuant to Article III or Section 7.2.2 hereof.
Adjustment Date: the first day of each LIBOR Period during the term of the Loan commencing with December 1, 2009.
Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
Approved Leasing Expenses: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower or Guarantor in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.
Amortization Period: three hundred (300) months.
Applicable Interest Rate: an adjustable rate of interest equal to (A) 5.111% per annum during the period commencing on the date hereof and ending on November 30, 2009; and (B) LIBOR plus four hundred seventy-five (475) basis points, adjusted on each Adjustment Date, commencing on December 1, 2009.
Base Rate: an adjustable rate of interest equal to the rate quoted in the Wall Street Journal as the “prime rate” (which prime rate may not be the lowest interest rate offered by Lender to its most creditworthy borrowers) plus four hundred seventy-five (475) basis points.
Board of Managers: the board of managers of the Condominium.

Borrower: individually and collectively, each of 620 Eighth NYT (NY) Limited Partnership and 620 Eighth Lender NYT (NY) Limited Partnership, together with their successors and assigns; each reference to Borrower shall refer to such entities collectively and individually to each entity constituting Borrower.
Borrower Entity: shall have the meaning set forth in Article X hereof.
Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.
By-laws: the by-laws of the Condominium providing for the operation of premises 620 Eighth Avenue, New York, New York as a condominium, a true copy of which is annexed to the Declaration.
Calculation Date: the last Business Day of each calendar quarter during the term of the Loan.
Code: the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Collateral: (i) the Mortgage Loans and the Mortgage Loan Documents pledged to Lender pursuant to the Pledge-Mortgage; and (ii) 100% of the partnership interests in Carey Wrap pledged to Lender pursuant to the Pledge-Partnership Interests.
Common Elements: shall have the meaning ascribed to it in the Declaration.
Condominium: the condominium regime governing premises 620 Eighth Avenue, New York, New York, created by the Condominium Documents and known as The New York Times Building Condominium.
Condominium Documents: the Declaration and the By-Laws.
Condominium Units: the condominium units of the Condominium created by the Condominium Documents.
Control: with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.
Debt: the unpaid Principal, all interest accrued and unpaid thereon, any Prepayment Fee and all other sums due to Lender in respect of the Loan or under any Loan Document.
Debt Service: with respect to any particular period, the scheduled interest and principal payments due under the Note in such period.

Debt Service Coverage Ratio: as of any Calculation Date, the ratio calculated by Lender of (i) the Net Operating Income for the Property for the twelve (12) month period ending with such Calculation Date to (ii) the Debt Service with respect to such period (provided that if the period from the date hereof to such Calculation Date shall be less than twelve (12) months, the Net Operating Income and the Debt Service for such period shall each be annualized).
Declaration: the documents described on Exhibit A attached hereto.
Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.
Default Rate: five percent (5%) above the Applicable Interest Rate.
Deposit Account Agreement: the deposit account agreement dated as of the date hereof among Lender, Borrower and Bank of China, New York Branch, as deposit bank.
Deposit Bank: the Eligible Institution selected by Lender, which initially shall be Lender.
Eligible Institution: a depository institution insured by the Federal Deposit Insurance Corporation, the long term unsecured debt obligations of which are rated at least “A-” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. (“S&P”) or A3 by Moody’s Investor Services Inc. (“Moody’s”).
ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.
GAAP: generally accepted accounting principles of the United States of America, consistently applied.
Governmental Authority: any court, board, agency, commission, office or authority of any nature whatsoever located within the United States of America for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.
Guarantor: Corporate Property Associates 17 — Global Incorporated, a Maryland corporation.
Guaranty: the Guaranty dated as of the date hereof made by Guarantor in favor of Lender.
Interest Period: (i) the period from the date hereof through the last day of the current calendar month, and (ii) each period thereafter from the first day of each calendar month through the last day of such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

Leases: all leases, subleases and other agreements or arrangements heretofore or hereafter entered into by or for the benefit of Borrower affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder. The term “Leases” shall not include the Severance Lease (or any lease superior to the Severance Lease) but shall include the NYT Space Lease or any other Net Lease.
Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.
Letter of Credit: an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender having a term of not less than one year in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right after fifteen (15) Business Days’ written notice to Borrower, provided that Borrower has not delivered to Lender a replacement Letter of Credit within said fifteen (15) Business Day period, to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof, provided that Borrower shall be permitted to obtain and deliver to Lender a replacement Letter of Credit, in which event Lender will return to Borrower the original Letter of Credit or the proceeds thereof, as applicable.
LIBOR: the rate per annum quoted at approximately 1:00 p.m. London time, two (2) LIBOR Business Days prior to each Adjustment Date on Down Jones Telerate Service Page 3750 (British Bankers Association Settlement) as the London Interbank Offered Rate for U.S. dollar deposits for the upcoming LIBOR Period in an amount of $1,000,000.00 or more (or on such other page as may replace said Page 3750 on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying such rate, all as determined by Lender in its sole but good faith discretion). In the event that (i) more than one such LIBOR is provided, the average of such rates shall apply, or (ii) no such LIBOR is published, then LIBOR shall be determined from such comparable financial reporting company as Lender in its sole but good faith discretion shall determine. LIBOR shall change on each Adjustment Date. LIBOR for any LIBOR Period shall be adjusted from time to time by increasing the rate thereof to compensate Lender for any aggregate reserve requirements (including, without limitation, all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements during any LIBOR Period) which are required to be maintained by Lender with respect to “Eurocurrency Liabilities” (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System) of the same term under Regulation D, or any other regulations of a Governmental Authority having jurisdiction over Lender of similar effect.

LIBOR Business Day: any Business Day on which trading in United States Dollars is carried on by and between banks in the London Interbank market.
LIBOR Period: a period of three (3) months; provided, however, that no such period shall extend beyond the date the Loan is due and payable pursuant to the terms and provisions hereof If any LIBOR Period would otherwise expire on a day which is not a LIBOR Business Day, the LIBOR Period shall instead expire on the next succeeding LIBOR Business Day (unless such next succeeding LIBOR Business Day is the first (1st) LIBOR Business Day of a calendar month, in which case such LIBOR Period shall end on the LIBOR Business Day next preceding such numerically corresponding day), and such adjustment shall be reflected in the computation of interest.
Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, on or affecting all or any part of the Collateral, or on or affecting all or any part of any direct or indirect ownership interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) the Promissory Note dated as of the date hereof made by Borrower to Lender in the principal amount of $119,750,000.00 (the “Note”), (ii) the Pledge-Mortgage, (iii) the Pledge-Partnership Interests, (iv) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Lender, (v) the Environmental Indemnity Agreement made by Borrower in favor of Lender (the “Environmental Indemnity”), (vi) the Deposit Account Agreement, (vii) the Mortgage Loan Assignment Documents, and (viii) the Guaranty; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.
Loan to Value Ratio: as of any date, the ratio calculated by Lender of (i) the outstanding balance of the Loan to (ii) the fair market value of the Property as determined by an appraisal of the Property performed by a Qualified Appraiser based on the Qualified Appraisal Approach which ratio will not be calculated by Lender more frequently than once every 12 months or prior to July 1, 2010.
Management Agreement: that certain facility maintenance and management agreement dated as of January 4, 2007 between NYT and First New York Partners Management, LLC, as amended pursuant to amendment dated May 1, 2008 and any other management agreement between NYT and Manager, which is approved by Lender (such approval not to be unreasonably withheld) pursuant to which such Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.11; the initial manager or any new manager so approved by Lender shall, as a condition of Lender’s approval, execute a consent and subordination of management agreement in the form of consent and subordination then customarily used by Lender.

Manager: (i) First New York Partners Management, LLC, or (ii) any other property manager of the Property which is approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed, provided that it (a) enters into a Management Agreement and (b) executes and delivers to Lender a consent and subordination of management agreement satisfactory to Lender concurrently with the execution and delivery of its Management Agreement.
Material Alteration: any alteration (i) affecting structural elements or any building system of the Property (other than in an insignificant manner) the cost of which exceeds $1,000,000 or (ii) which adversely affects the value or Net Operating Income of the Property; provided, however, that in no event shall any of the following constitute a Material Alteration: (a) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, (b) alterations performed as part of a Restoration, (c) any non-structural alteration which does not affect any structural element or any building system, (d) merely connecting to any building system in the ordinary course as part of the improvement of any portion of the Property, such as, a tap-in to chilled water, connection of electric panels or outlets, or connection to plumbing or sanitary sewer service as a part of a tenant build-out, or (e) while any Net Lease is in force and effect, any alteration performed by the Net Tenant which pursuant to the terms of such Net Lease does not require the consent of landlord thereunder.
Material Lease: any Lease which either individually, or when taken together with any other Lease with the same tenant or its Affiliates (i) demises five percent (5%) more of the rentable square feet of the Property or whose Rents constitute five percent (5%) or more of the total annual Rents for the Property or (ii) has a term (including renewal options) of more than five (5) years.
Material Sublease: any Sublease which either individually, or when taken together with any other Sublease with the same Subtenant or its Affiliates (i) demises five percent (5%) or more of the rentable square feet of the Property or whose rents constitute five percent (5%) or more of the total annual rents for the Property or (ii) has a term (including renewal options) of more than five (5) years; provided, however, that while a Net Lease is in force and effect, any Sublease which the Net Tenant thereunder may enter into without the consent of the landlord under such Net Lease (a “Net Lease Minor Sublease”) will not constitute a Material Sublease.
Maturity Date: the Stated Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable hereunder, whether by declaration of acceleration, or otherwise.
Minor Lease: any Lease that is not a Material Lease.
Minor Sublease: any Sublease that is not a Material Sublease.
Mortgages: the two mortgages which constitute part of the Mortgage Loan Documents.

Mortgage Loans: collectively, the two mortgage loans held by Borrower which are evidenced, secured, guaranteed or otherwise governed by the Mortgage Loan Documents.
Mortgage Loan Assignment Documents: collectively, those certain assignments of mortgages, those certain assignments of assignments of leases and rents, those certain allonges to notes and those certain collateral general assignments of loan documents each dated as of the date hereof and executed by Borrower, as assignor, in favor of Lender, collaterally assigning to Lender all of Borrower’s interest in and to the Mortgage Loans and the Mortgage Loan Documents.
Mortgage Loan Documents: the loan documents which evidence, secure or otherwise relate to any Mortgage Loan and are described on Exhibit B attached hereto.
Net Lease: (i) while it is in force and effect, the NYT Space Lease or (ii) thereafter, any subsequent triple net lease for the entire Property approved by Lender in its sole discretion.
Net Operating Income: for any period, (i) while a Net Lease is in force and effect, the rent received by Borrower under such Net Lease less all costs or expenses incurred by Borrower in connection with the Property (which, while there is then no uncured event of default under the Net Lease are not reimbursable by the Net Tenant, and in all other instances are not reimbursed by the Net Tenant) and (ii) while a Net Lease is not in force and effect, the actual net operating income of the Property.
Net Tenant: the tenant under a Net Lease.
NYT Letter of Credit: the $20,000,000 letter of credit delivered by NYT to Carey as a security deposit under the NYT Space Lease.
NYT Space Lease: the lease described on Exhibit C attached hereto.
NYTC Board of Managers: shall have the meaning ascribed to it in the Declaration.
Officer’s Certificate: a certificate delivered to Lender by Borrower which is signed by an authorized signatory of Borrower.
Partner Pledgors: 620 Eighth GP NYT (NY) LLC, a Delaware limited liability company, 620 Eighth Investor NYT (NY) QRS 16-150, Inc., a Delaware corporation, and Carey REIT II, Inc., a Maryland corporation.
Payment Date: the first day of each month during the Term, provided that if the first day of a month is not a Business Day the Payment Date for such month shall be the first Business Day after such day of the month.
Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the title insurance policy insuring the Lien of the Mortgages, as collaterally assigned to Lender, (iii) Liens, if any, for Taxes or other charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien, and (v) such other title and survey exceptions as Lender approves in writing in Lender’s discretion.

Permitted Transfers: (i) a Lease entered into in accordance with the Loan Documents, (ii) a Permitted Encumbrance, (iii) provided that no Event of Default shall then exist, a Transfer of a direct or indirect ownership interest in Carey Wrap or Carey Lender, provided that (a) after giving effect to such Transfer (1) one or more Publicly Owned Persons Controlled by W.P. Carey & Co. LLC continues to own, directly or indirectly, 51% or more of the ownership interests in Borrower, and (2) Borrower and each managing member or general partner of Borrower continues to be Controlled by W.P. Carey & Co. LLC, and (b) if such Transfer would cause the transferee to increase its direct or indirect interest in Carey Wrap or Carey Lender to an amount which equals or exceeds 30%, Lender shall have approved in its reasonable discretion such transferee (provided, however, that (x) this clause (b) shall not include any Transfer to any Publicly Owned Person and (y) a Transfer of an ownership interest in a Publicly Owned Person may be effectuated even during the continuance of an Event of Default), and (iv) a Transfer and Assumption.
Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
PI Collateral: the portion of the Collateral encumbered by the Pledge-Partnership Interests,
Plan: (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
Pledge: collectively, the Pledge-Mortgage and the Pledge-Partnership Interests.
Pledge-Mortgage: that certain pledge and security agreement dated as of the date hereof made by Borrower in favor of Lender which encumbers the Mortgage Loans and the Mortgage Loan Documents.
Pledge-Partnership Interests: that certain pledge and security agreement dated as of the date hereof made by Partner Pledgors in favor of the Lender encumbering 100% of the partnership interests in Carey Wrap and Carey Lender.
Prepayment Fee: (i) one percent (1%) of the principal prepaid, if the prepayment occurs on or before September 1, 2011 and (ii) zero if the prepayment occurs after September 1, 2011.
Property: the real property and Improvements thereon owned by Property Owner and encumbered by the Mortgages; together with all rights pertaining to such real property and Improvements, and all other collateral for the Mortgage Loans as more particularly described in the Granting Clauses of the Mortgages and referred to therein as the Mortgaged Property. The Property is located at 620 Eighth Avenue, New York, New York. The Condominium Units which constitute the Property are listed on Exhibit D attached hereto.

Property Owner: NYT Real Estate Company LLC, a New York limited liability company.
Publicly Owned Person: (i) a Person whose stock or other ownership interests are traded over the counter or through a recognized national stock exchange (ii) a real estate investment trust or other Person that is not traded over the counter or through a recognized national stock exchange but that is subject to the public filing and reporting requirements of the Securities and Exchange Commission or (iii) a Person 100% owned and Controlled by (x) one or more Persons who meet the definition of Publicly Owned Person under clause (i) or clause (ii) above or (y) W.P. Carey & Co. LLC.
Qualified Appraisal Approach: (i) while a Net Lease is in force and effect, the fair market value of the Property in accordance with the hypothetical assumption that the Property is fully leased to a single tenant at market rent as of the date of the appraisal being performed and otherwise in accordance with the assumptions and methodology employed by Grubb & Ellis in its appraisal of the Property dated June 4, 2009 based on such hypothetical assumption and (ii) while a Net Lease is not in force and effect, the fair market value of the Property as of the date of the appraisal being performed as determined by the Qualified Appraiser in its professional judgment.
Qualified Appraiser: an MAI appraiser selected by Lender (which appraiser shall be CB Richard Ellis, Cushman & Wakefield, Grubb & Ellis, Integra Realty Resources Inc. or another national MAI appraiser selected by Lender and, as long as no Event of Default then exists and is continuing, reasonably satisfactory to Borrower; Borrower’s failure to respond to Lender’s request within ten (10) Business Days for approval of an appraiser shall be deemed Borrower’s approval thereof).
Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of its agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower or any of its agents or employees and proceeds, if any, from business interruption or other loss of income insurance.
Severance Lease: the severance lease described in Exhibit E attached hereto. Severance Lessee: the tenant under the Severance Lease.
Severance Lessor: the landlord under the Severance Lease.

Space Tenant: the tenant under the NYT Space Lease.
State: the state in which the Property is located.
Stated Maturity Date: September 1, 2014.
Subject Condominium Units: the Condominium Units which constitute the Property and are listed on Exhibit D attached hereto.
Subleases: all subleases, licenses or other occupancy agreements entered into by Property Owner or another Net Tenant.
Taxes: all real estate and personal property taxes, payments in lieu of taxes, assessments, water or sewer rents, other water payments, business improvement district charges or fees, maintenance charges, impositions, vault charges and license fees, now or hereafter levied or assessed or imposed against all or part of the Property.
Term: the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.
Transfer: any sale, conveyance, transfer, lease or assignment or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (i) all or part of the Property (including any legal or beneficial direct or indirect interest therein), or (ii) any direct or indirect interest in Borrower (including any profit interest) and including the issuance or redemption of any membership interest or other ownership interest (direct or indirect) in Borrower.
UCC: the Uniform Commercial Code as in effect in the State or the state in which any of the Accounts are located, as the case may be.
U.S. Bankruptcy Code or Bankruptcy Code: the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Section 101, et seq. and the regulations adopted and promulgated pursuant thereto.
Welfare Plan: an employee welfare benefit plan, as defined in Section 3(1) of ERISA.
1.2 Index of Other Definitions. An index of other terms which are defined in this Agreement or in other Loan Documents is set forth on Schedule I.
1.3 Principles of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, and (iv) the word “including” means “including but not limited to,” .

2. GENERAL LOAN TERMS
2.1 The Loan. Lender is making a loan (the “Loan”) to Borrower on the date hereof, in the original principal amount (the “Principal”) of One Hundred Nineteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($119,750,000.00), which shall mature on the Maturity Date. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to repay existing mortgage indebtedness of Borrower. No amount repaid in respect to the Loan may be reborrowed.
2.2 Interest; Monthly Payments.
2.2.1 Generally.
(a) From the date hereof to but not including the Maturity Date, interest on the unpaid Principal shall accrue at the Applicable Interest Rate and be payable as provided below.
(b) On the date hereof Borrower shall pay to Lender interest on the unpaid Principal at the Applicable Interest Rate from the date hereof through August 31, 2009. On October 1, 2009 and on each Payment Date thereafter through and including the Stated Maturity Date, Borrower shall pay to Lender monthly installments of principal and interest each in an amount determined by Lender, required to pay all accrued but unpaid interest at the Applicable Interest Rate and fully amortize the outstanding principal amount of the Loan over the Amortization Period, which monthly installments shall be applied first to accrued but unpaid interest on the outstanding principal balance of the Loan at the Applicable Interest Rate, with the balance applied to amortize the outstanding principal amount of the Loan, and the outstanding balance of the Principal together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.
2.2.2 Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable law.
2.2.3 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on Lender’s income, profits, business or operations (other than this Loan), and (ii) franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.2.3 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.2.3 shall be made within fifteen (15) days after the date Lender makes written demand therefor.

2.2.4 Funding Losses. Changes in Law; Etc. (a) Borrower hereby agrees to pay to Lender any amount necessary to compensate Lender for any losses or costs (including, without limitation, the costs of breaking any LIBOR contract, if applicable, or funding losses determined on the basis of Lender’s reinvestment rate and the interest rate thereon) (collectively, “Funding Losses”) actually sustained by Lender: (i) if the Loan, or any portion hereof, is repaid for any reason whatsoever on any date other than a Payment Date (except for repayments pursuant to Section 2.3.2); (ii) upon the conversion of the interest rate on the Loan to the Base Rate in accordance with Section 2.2.4(b), (iii) as a consequence of (A) any increased costs that Lender may sustain in maintaining the borrowing evidenced hereby unless (I) it is attributable solely to Lender’s specific acts and (II) it is a cost not generally sustained by lending institutions similar to Lender, or (B) the reduction of any amounts received or receivable from Borrower, in either case, due to the introduction of, or any change in, any law or any applicable regulation or treaty (including the administration or interpretation thereof), whether or not having the force of law, or due to the compliance by Lender with any directive, whether or not having the force of law, or requirement from any central bank or domestic or foreign governmental authority, agency or instrumentality having jurisdiction; and/or (iv) any other set of circumstances not attributable to Lender’s acts. Payment of Funding Losses hereunder shall be in addition to any obligation to pay the Prepayment Fee.
(b) If Lender shall have determined in its reasonable discretion (which determination shall be made by Lender with respect to Borrower and this Loan on a non-discriminatory basis) (i) that U.S. dollar deposits in an amount approximately equal to the then outstanding principal balance of the Loan are not generally available at such time in the London Interbank Market for deposits in Eurodollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining a LIBOR interest rate on the Loan, or of funding the same in such market for such LIBOR Period, due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining LIBOR, or (iv) that the LIBOR interest rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Period with respect to an event described in clause (i) or (iii) above, interest shall accrue at the Base Rate until such time as the situations described above are no longer in effect, or as otherwise provided herein; provided, however, if the situation described in clause (ii) above occurs, (x) Borrower shall have the option, to be exercised by written notice to Lender, to pay Lender (in the manner reasonably required by Lender) for such increased cost of maintaining the LIBOR interest rate, and (y) if the same only affects a portion of the Loan, then only such portion shall have interest accrue at the Base Rate (provided the remaining portion is at least One Million Dollars ($1,000,000)), and interest shall continue to accrue on the remaining portion at the LIBOR interest rate.

(c) If the introduction of, or any change in, any law, regulation or treaty, or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof, shall make it unlawful for Lender or to maintain the LIBOR interest rate with respect to the Loan, or any portion thereof, or to fund the Loan, or any portion thereof, in Eurodollars in the London Interbank Market, then (i) the Loan (or such portion of the Loan) shall thereafter bear interest at the Base Rate (unless the Default Rate shall be applicable), and (ii) Borrower shall pay to Lender the amount of Funding Losses (if any) incurred in connection with such conversion. The accrual of interest at the Base Rate shall continue until such Payment Date, if any, as the situation described in this Section 2.2.4(c) is no longer in effect.
(d) If Lender shall have determined in its reasonable discretion (which determination shall be made by Lender with respect to Borrower and this Loan on a non-discriminatory basis) that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption of any other law, rule, regulation or guideline (including, but not limited to, any United States law, rule, regulation or guideline) regarding capital adequacy, or any change becoming effective in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any domestic or foreign governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by Lender or its holding company, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender, or Lender’s holding company, to a level below that which Lender or its holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration Lender’s or its holding company’s, policies with respect to capital adequacy) (the foregoing being hereinafter referred to as “Capital Adequacy Events”), then, within ten (10) days after written demand by Lender, Borrower shall pay to Lender, from time to time, such additional amount or amounts as will compensate Lender for any such reduction suffered. If any sum in excess of $2,000,000 shall be payable to Lender by Borrower under this Section 2.2.4(d), then Borrower may, in lieu of compensating Lender for such sum repay the Loan in full without payment of any Prepayment Fee on the next Payment Date occurring after such demand from Lender.
(e) Any amount payable by Borrower under Section 2.2.4(a) or 2.2.4(d) shall be paid to Lender within thirty (30) days of receipt by Borrower of a certificate signed by an officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in Section 2.2.4(a) or 2.2.4(d) and of the amount to be paid under this Section 2.2.4 as a result thereof, provided, however, any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to make the payments to be made under this Section 2.2.4 as a result thereof. All amounts which may become due and payable by Borrower in accordance with the provisions of this Section 2.2.4 shall constitute additional interest hereunder and shall be secured by the Mortgage and the other Loan Documents.

(f) If Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Sections 2.2.4(a)(iii), 2.2.4(a)(iv) or 2.2.4(d), or if any event occurs as described in Section 2.2.4(b) or 2.2.4(c) which would cause the Note no longer to bear interest at LIBOR, then, upon request of Borrower, Lender shall use reasonable efforts, in a manner consistent with such institution’s practice in connection with loans similar to the Loan, to designate a different lending office for funding or booking the Loan or to assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates if such designation or assignment, in Lender’s sole but good faith judgment, (i) would eliminate, mitigate or reduce amounts payable by Borrower in connection with Funding Losses or Capital Adequacy Events or, with respect to an event described in Sections 2.2.4(b) or 2.2.4(c), would allow the Loan to continue to bear interest at the LIBOR interest rate without additional cost to Lender, and (ii) would not be otherwise prejudicial to Lender. Borrower hereby agrees to pay all reasonably incurred costs and expenses incurred by Lender in connection with any such designation or assignment.
2.3 Loan Repayment.
2.3.1 Repayment. Borrower shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to the date of repayment and any other amounts due and owing under the Loan Documents. Borrower shall have no right to prepay all or any portion of the Principal except in accordance with Section 2.2.4(d), Section 2.3.2 and Section 2.3.3. Except during the continuance of an Event of Default, all proceeds of any repayment, including permitted prepayments, of the Loan shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Applicable Interest Rate; Second, to Principal; and Third, any other amounts then due and owing under the Loan Documents. If the Debt is accelerated at any time by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Prepayment Fee. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.
2.3.2 Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each, a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Lender’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be made on a Payment Date and shall be applied in the same manner as permitted repayments under Section 2.3.1.
2.3.3 Voluntary Prepayments. The Loan may be prepaid in full or in part on any Payment Date upon at least 15 days prior notice to Lender, provided that (i) Borrower pay the Prepayment Fee, (ii) Borrower pays all accrued but unpaid interest on the Principal being prepaid, and (iii) with respect to any partial prepayment, the partial prepayment will be in an amount of not less than $500,000 and in multiples of $100,000.

2.4 Payments and Computations.
2.4.1 Making of Payments. Each payment by Borrower shall be made to Lender in funds settled through the New York Clearing House Interbank Payments System or other funds available to Lender by 1:00 p.m., New York City time, on the date such payment is due. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.
2.4.2 Computations. Interest payable under the Loan Documents shall be calculated on the basis of a three hundred sixty (360) day year and thirty (30) day month factors.
2.4.3 Late Payment Charge. If any principal, interest or other sum due under any Loan Document is not paid by Borrower within five (5) days after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment, provided that the grace period will be ten (10) days and not five (5) days for the first late payment during any twelve (12) month period. Such amount shall be secured by the Loan Documents. No Late Payment Charge shall be due with respect to the payment of or failure to pay the Debt payable on the Stated Maturity Date.
2.5 Commitment Fee. Prior to the date hereof, Borrower paid to Lender a $1,396,875 commitment fee and a $105,000 processing fee.
2.6 Interest Rate Protection Agreement
2.6.1 Interest Rate Protection Agreement. As of the date hereof, and as indicated in, the transaction summary provided by Chatham Financial to Lender, Borrower has entered into, made all payments required under, and satisfied all conditions precedent to the effectiveness of, an interest rate protection agreement that satisfies all of the following conditions (such interest rate protection agreement, being referred to herein as the “Interest Rate Protection Agreement”):
(a) the Interest Rate Protection Agreement is with a financial institution having a long term, unsecured and unsubordinated debt rating of at least “A-” by S&P and “A3” by Moody’s (an “Acceptable Counterparty”); has a term ending no earlier than the Maturity Date; is an interest rate cap in respect of an original notional amount of $119,750,000 that shall have the effect of capping LIBOR at not more than 15% per annum; and provides that the only obligation of Borrower thereunder is the making of a single payment upon the execution and delivery thereof.

(b) Borrower’s interest in such Interest Rate Protection Agreement has been assigned to Lender pursuant to that certain collateral assignment of interest rate protection agreement dated as of the date hereof (the “Collateral Assignment”), and Borrower shall obtain and deliver to Lender, within 10 days after the date hereof, an acknowledgment of the Collateral Assignment executed and delivered by the counterparty to such Interest Rate Protection Agreement, which acknowledgment includes such counterparty’s agreement to pay directly into the Deposit Account all sums payable by such counterparty pursuant to the Interest Rate Protection Agreement in the form required by the Collateral Assignment (provided that the Collateral Assignment shall be subject to such reasonable modifications as shall be required by the Counterparty, provided that such modifications do not decrease Lender’s rights thereunder in any material respect and do not increase Lender’s obligations or liabilities thereunder.
(c) In connection with an Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender, within fifteen (15) days after the date hereof, an opinion of counsel from counsel (in-house or independent) for the issuer of the Interest Rate Protection Agreement (upon which Lender and its successors and assigns may rely) which shall provide in relevant part (and include such standard and customary exclusions and exceptions for opinions of such nature), that: (a) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement; (b) the execution and delivery of the Interest Rate Protection Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (c) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (d) the Interest Rate Protection Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(d) In the event of any downgrade, withdrawal or qualification of the rating of the issuer of the Interest Rate Protection Agreement below “A-” by S&P and “A3” by Moody’s, not later than 30 days following receipt of notice from Lender of such downgrade, withdrawal or qualification, either (i) such issuer shall post cash collateral securing such issuer’s obligations under the Interest Rate Protection Agreement with a custodian bank selected by such issuer reasonably acceptable to Lender, or (ii) Borrower shall replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement from an Acceptable Counterparty (with terms identical to the Interest Rate Protection Agreement being replaced, or otherwise approved by Lender in its reasonable discretion).
2.6.2 Execution of Documents. Borrower shall promptly execute and deliver to the counterparty of the Interest Rate Protection Agreement such confirmations and agreements as may be requested by such counterparty in connection with such Interest Rate Protection Agreement.

2.6.3 No Obligation of Lender. Borrower agrees that Lender shall not have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Interest Rate Protection Agreement (including any duty to provide or arrange any Interest Rate Protection Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Interest Rate Protection Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.
2.6.4 Receipts from Interest Rate Protection Agreements. All payments made by the counterparty to the Interest Rate Protection Agreement shall be deposited into the Deposit Account and applied in the same manner as Rents are applied under Section 3.8.
3. CASH MANAGEMENT AND RESERVES.
3.1 Cash Management. (a) Borrower shall cause all Rents to be transmitted directly-by the Space Tenant or any other Net Tenant and all other tenants or subtenants of the Property that are required to pay their rent to Borrower into an account at the Deposit Bank controlled by Lender (the “Deposit Account”) and applied and disbursed in accordance with this Agreement. The Deposit Account will be under the sole control and dominion of Lender, and Borrower shall not have any right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining the Deposit Account.
(b) Pursuant to the NYT Space Lease, Space Tenant is required to pay monthly basic rent under the NYT Space Lease in advance on the twenty-fifth (25th) day of each month. Pursuant to a written direction from Borrower to Space Tenant given concurrently with the execution of this Agreement, Space Tenant has been directed to make all monthly payments of basic rent under the NYT Space Lease to the Deposit Account. Lender will endeavor (but not have any obligation) to notify Borrower by written or oral notice within three (3) Business Days after the twenty-fifth (25th) day of each month if the Space Tenant has failed to pay the required monthly basic rent under the NYT Space Lease to the Deposit Account but Lender’s failure to timely give such a notice shall not create any liability against Lender or affect Borrower’s obligations hereunder.
3.2 Special Reserve Account. Concurrently with the execution and delivery of this Agreement, Borrower is paying to Lender the amount of $1,085,200.00 (representing two (2) months Taxes for the Property (net of credits to Taxes available to and in fact being used for the Property) and two (2) months Condominium Charges for the Property) which shall be held by Lender in an Account (the “Special Reserve Account”). From time to time as the annual amount of Taxes and/or Condominium Charges increases, Lender may give a notice to Borrower requiring Borrower to pay to Lender an amount of money that will cause the aggregate amount held by Lender under this Section 3.2 to equal two-twelfths (2/12) of the then annual amount of Taxes and Condominium Charges in which event Borrower shall pay such amount to Lender within 10 days after the giving of such notice by Lender. All monies held by Lender pursuant to this Section 3.2 shall be disbursed in accordance with the provisions of Section 3.5, Notwithstanding anything in this Section 3.2 to the contrary, if at any time Borrower is in default under Section 5.33 and such default remains uncured for 30 days after notice from Lender, Lender may apply monies in the Special Reserve Account to cure such default, in which event, Borrower shall within ten (10) days after notice from Lender, deposit with Lender the monies so applied by Lender and Lender will deposit such monies in the Special Reserve Account.

3.3 DSCR Reserve Account and LTV Reserve Account. (a) If Borrower shall deposit with Lender cash pursuant to the provisions of clause (q) of Section 8.1, or Lender shall draw on a Letter of Credit provided thereunder and receive cash from the issuing bank, Lender will deposit such cash in an Account (the “DSCR Reserve Account”). All monies in the DSCR Reserve Account will be additional collateral to secure repayment of the Debt. Provided that there is then no uncured Event of Default, Lender will disburse all funds then in the DSCR Reserve Account within 15 days after delivery to Lender of a request therefore accompanied by evidence reasonably satisfactory to Lender that as of the last day of two (2) consecutive calendar quarters, the Debt Service Coverage Rates (without regard to a Letter of Credit or cash delivered to Lender pursuant to Section 8.1(q)) equals or exceeds 1.35 to 1.00. Notwithstanding anything herein to the contrary, during the continuance of an Event of Default, Lender may apply any monies in the DSCR Reserve Account to payment of the Debt in any order and in any manner as Lender may elect in its sole discretion.
(b) If Borrower shall deposit with Lender cash pursuant to the provisions of clause (r) of Section 8.1, or Lender shall draw on a Letter of Credit provided thereunder and receive cash from the issuing bank, Lender will deposit such cash in an Account (the “LTV Reserve Account”). All monies in the LTV Reserve Account will be additional collateral to secure repayment of the Debt. Provided that there is then no uncured Event of Default, Lender will disburse all funds then in the LTV Reserve Account within 15 days after delivery to Lender of a request therefore accompanied by evidence reasonably satisfactory to Lender that the requirements for the release of funds in the LTV Reserve Account described in clause (r) of Section 8.1 have been satisfied. Notwithstanding anything herein to the contrary, during the continuance of an Event of Default, Lender may apply any monies in the LTV Reserve Account to payment of the Debt in any order and in any manner as Lender may elect in its sole discretion,
3.4 NYT Reserve Account. If Borrower shall deposit with Lender cash in the amount of $35,000,000 pursuant to the provisions of clause (i) of Section 8.1, or Lender shall draw on a Letter of Credit provided thereunder and receive cash from the issuing bank, Lender will deposit such cash in an Account (the “NYT Reserve Account”). All monies in the NYT Reserve Account will be additional collateral to secure repayment of the Debt. Provided that there is then no uncured Event of Default, Lender will disburse all funds then in the NYT Reserve Account within 15 days after delivery to Lender of a request therefore accompanied by evidence reasonably satisfactory to Lender that (i) Property Owner or The New York Times Company, as applicable, has come out of bankruptcy with the Severance Lease and the NYT Space Lease, as applicable, affirmed with no material changes thereto and the tenants under such leases making the required rental payments thereunder, or (ii) the Property is re-tenanted pursuant to Leases approved by Lender resulting in the Debt Service Coverage Ratio test described in clause (q) of Section 8.1 being satisfied. Notwithstanding anything herein to the contrary, during the continuance of an Event of Default, Lender may apply any monies in the NYT Reserve Account to payment of the Debt in any order and in any manner as Lender may elect in its sole discretion.

3.5 Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in all Accounts created or described in this Article III. Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the payment of such Rents to Lender. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-l Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Pledge or exercise its other rights under the Loan Documents. Monies in any Account shall not constitute trust funds and may be commingled with other monies held by Lender. Funds in each Account will be invested only in Permitted Investments. All interest which accrues on monies in the Accounts shall accrue for the benefit of Borrower, shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrues except that (i) interest on monies in the Deposit Account will be disbursed to Borrower on or before the fourth Business Day after the applicable NYT Space Lease Payment Date (as such term is defined in the Deposit Account Agreement), and (ii) interest on monies in the Special Reserve Account will be disbursed to Borrower on or before March 1st of each year if and to the extent the accrued interest exceeds the increase, if any, in the amount to be held in the Special Reserve Account during such year pursuant to Section 3.2. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any (plus interest), shall be promptly disbursed to Borrower. One or more of the Accounts (other than any Account which contains security deposits pursuant to Section 3.7 hereof) may be a ledger or book entry account at the Deposit Bank and not an actual account.
3.6 Provisions Regarding Letters of Credit. (a) Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of Section 8.1(i), Section 8.1(q) or Section 8.1(r). Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection with Borrower’s delivery of a Letter of Credit. Borrower shall not be entitled to draw from any Letter of Credit. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to payment of the Debt in such order, proportion or priority as Lender may determine. Lender shall endeavor (but shall be under no obligation) to notify Borrower promptly after drawing on any Letter of Credit. Any such application to the Debt after an Event of Default that remains uncured shall be subject to the applicable Prepayment Fee, if any.

(b) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire, (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least twenty (20) days prior to the date on which such Letter of Credit is scheduled to expire together with an original of such renewal or a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower shall not have replaced such Letter of Credit with a Letter of Credit issued by another Eligible Institution within ten (10) Business Days after receiving written notice thereof Notwithstanding anything to the contrary contained in the above, (except with respect to the NYT Letter of Credit subject to the provisions of Section 3.7 hereof), Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit. Upon drawing upon any Letter of Credit pursuant to this clause (b), Lender shall promptly deposit the proceeds thereof into an Account and hold such monies as additional security for payment of the Debt in accordance with the provisions of this Article III.
(c) If Borrower has delivered to Lender a Letter of Credit pursuant to Section 8.1(q), provided that thereafter the Debt Service Coverage Ratio (without regard to any Letter of Credit or cash delivered to Lender pursuant to Section 8.1(q)) as of the last day of two (2) consecutive calendar quarters equals or exceeds 1.35 to 1.00 and there is then no uncured Event of Default, Lender will return the Letter of Credit to Borrower.
(d) If Borrower has delivered to Lender a Letter of Credit pursuant to Section 8.1(r), provided that thereafter the Loan to Value Ratio (without regard to any Letter of Credit or cash delivered to Lender pursuant to Section 8.1(r)) equals or is less than 0.50 to 1.00 and there is then no uncured Event of Default, Lender will return the Letter of Credit to Borrower.
(e) If Lender shall draw on any Letter of Credit, promptly thereafter Lender will notify Borrower of such draw.
(f) Upon repayment in full of the Debt, Lender will return to Borrower any Letter of Credit then held by Lender.

(g) If there is any inconsistency or conflict between the provisions of this Section 3.6 and the provisions of Section 3.7 relating to the NYT Letter of Credit, the provisions of Section 3.7 will govern and control.
3.7 Security Deposits. (a) To the extent required under applicable law or the applicable Lease, Borrower shall keep all cash security deposits under Leases at a separately designated Account under Borrower’s control at the Deposit Bank so that the security deposits shall not be commingled with any other funds of Borrower. To the extent the landlord under a Lease is required under applicable law or the applicable Lease, to keep cash security deposits separated, Lender will comply with such requirement.
(b) Concurrently with the execution of this Agreement, Borrower has delivered to Lender the NYT Letter of Credit, together with an assignment thereof in favor of Lender executed by Borrower. Provided that there is no uncured Event of Default, if Borrower shall give a notice to Lender requesting that Lender present the NYT Letter of Credit to the issuing bank (and stating the amount to be drawn and on what basis the NYT Letter of Credit is to be drawn), then provided the NYT Letter of Credit may be drawn by the landlord pursuant to the provisions of the NYT Space Lease, Lender shall within five (5) Business Days thereafter either present the NYT Letter of Credit to the issuing bank for a draw thereunder in the amount set forth in Borrower’s notice or deliver the NYT Letter of Credit (together with all forms or information reasonable necessary to transfer the NYT Letter of Credit to Carey Wrap) to Carey Wrap. If Lender shall fail to so present or deliver the NYT Letter of Credit within said five (5) Business Day period, then Borrower may give a second notice to Lender requesting that Lender so present the NYT Letter of Credit or so deliver the NYT Letter of Credit (together with an assignment thereof in favor of Carey Wrap) to Carey Wrap, which second notice shall specifically refer to this Section 3.7 and shall explicitly state that if Lender shall fail to so present or deliver the NYT Letter of Credit within five (5) Business Days after the giving of such second notice, Lender will be liable for any reasonable cost, expense or loss incurred by Carey Wrap as a result of Lender’s failure to so present or draw the NYT Letter of Credit. Borrower hereby covenants and agrees to give Lender a reminder notice stating the expiration date of the NYT Letter of Credit no less than forty (40) days and no more than ninety (90) days prior to such expiration date and a second reminder notice stating the expiration date of the NYT Letter of Credit no later than twenty (20) days and no more than thirty (30) days prior to such expiration date. Lender shall have the right at its sole option to present the NYT Letter of Credit to the issuing bank for the drawing of the full amount thereof (i) at any time after the fifteenth (15th) day before the expiration date thereof or (ii) at any time during the continuance of an Event of Default and the continuance of an event of default by the Space Tenant under the NYT Space Lease.
(c) If at any time Lender draws on the NYT Letter of Credit, Lender will deposit any proceeds thereof in an Account (the “NYT Security Deposit Account”). All monies in the NYT Security Deposit Account will be additional collateral to secure repayment of the Debt. While the NYT Space Lease is in force and effect, provided that there is then no uncured Event of Default, within ten (10) days after request from Borrower, Lender will disburse all monies in the NYT Security Deposit Account to Space Tenant.

(d) Notwithstanding anything herein to the contrary, Lender agrees that it shall not draw upon the NYT Letter of Credit unless (i) (x) an Event of Default (as defined in the NYT Space Lease) has occurred and is continuing or (y) Borrower, as landlord under the NYT Space Lease, is otherwise permitted to draw on the NYT Letter of Credit in accordance with the terms of the NYT Space Lease and (ii) (x) an Event of Default has occurred and is continuing hereunder or (y) Borrower directs Lender to make such draw or (z) the expiration date of the NYT Letter of Credit is less than fifteen (15) days after the date of the proposed draw.
(e) After the termination of the NYT Space, and provided that no Event of Default has occurred and is continuing, Lender shall disburse funds held in the NYT Security Deposit Account to Borrower, within fifteen (15) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for an Approved Leasing Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of any construction work associated with such Approved Leasing Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used only to pay (or reimburse Borrower for) Approved Leasing Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used only to pay (or reimburse Borrower for) the previously identified Approved Leasing Expenses, and (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor. Any such disbursement of more than $10,000 to pay (rather than reimburse) Approved Leasing Expenses may, at Lender’s option, be made by joint check payable to Borrower and the payee of such Approved Leasing Expenses.
(f) Notwithstanding anything herein to the contrary, during the continuance of an Event of Default under the NYT Space Lease and during the continuance of an Event of Default, Lender may apply any monies in the NYT Security Deposit Account to payment of the Debt in any order and in any manner as Lender may elect in its sole discretion.
(g) Notwithstanding anything herein to the contrary, if Borrower has delivered to Lender a Letter of Credit constituting a security deposit under a Net Lease and the landlord under such Net Lease is required to return to the Net Tenant such Letter of Credit or the proceeds thereof pursuant to the such Net Lease, Lender will return same to Borrower within ten (10) days after written request by Borrower.
(h) Upon repayment in full of the Debt, Lender will return to Borrower any Letter of Credit constituting a security deposit under a Net Lease then held by Lender together with any required forms or information to change the designated beneficiary of such Letter of Credit to Carey Wrap.
3.8 Property Cash Flow Allocation. (a) Provided that there is no uncured Event of Default, all Rents deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on each Payment Date as follows in the following order of priority; (i) First, to pay the monthly portion of the fees, if any, charged by the Deposit Bank in accordance with the Deposit Account Agreement; (ii) Second, to Lender to pay the monthly debt service payment amount due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.8(a), then due to Lender under the Loan Documents); and (iii) Third, the balance of any payments to Borrower of any remaining amounts.

(b) The failure of Borrower to make all of the payments required under clauses (i) through (ii) of Section 3.8(a) in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.
(c) Notwithstanding anything to the contrary contained in this Section 3.8, after the occurrence of an Event of Default, Lender may apply all Rents deposited into the Deposit Account and other proceeds of repayment in such order and in such manner as Lender shall elect.
4. REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 2 with reference to a specific Section of this Article IV:
4.1 Organization; Special Purpose. Borrower has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Each of Carey Wrap and Carey Lender is a Special Purpose Entity (as such term is defined in Schedule 4 attached hereto).
4.2 Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.
4.3 No Conflicts. The execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. Borrower’s rights under the Licenses and any Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4 Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority (a) now pending or, to Borrower’s actual knowledge, threatened against or affecting Borrower, the Collateral or the Property or (b) to Borrower’s actual knowledge, pending or threatened against or affecting Property Owner, which, if adversely determined, would materially adversely affect the condition (financial or otherwise) or business of the Borrower, or the condition or ownership of the Property or the Collateral,
4.5 Agreements. Neither Borrower nor Property Owner is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, the Collateral or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise other than the Permitted Encumbrances. Neither Borrower nor to Borrower’s actual knowledge, Property Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.
4.6 Title. Property Owner is the legal and beneficial owner of the Property. Borrower has good and marketable title to the Collateral (other than the PI Collateral). The Pledge-Mortgage together with any UCC Financing Statements required to be filed in connection therewith, will create a valid, perfected first priority lien on Borrower’s interest in the Collateral (other than the PI Collateral). The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, the Collateral or Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property other than those set forth in the NYT Space Lease. The survey for the Property delivered to Lender does not fail to reflect material matter affecting the Property or the title thereto. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon the Improvements, except those insured against by the title insurance policy insuring the Lien of the Mortgage. No portion of the Property is a portion of any other tax lot that is not a part of the Property. There are no pending or to Borrower’s actual knowledge proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments.

4.7 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and Borrower has no knowledge of any Person contemplating the filing of any such petition against it. In addition, neither Borrower nor any principal of Borrower has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.
4.8 Full and Accurate Disclosure. No statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Lender which adversely affects, or reasonably could adversely affect the Property, the Collateral or the business, operations or condition (financial or otherwise) of Borrower or Property Owner. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, the Collateral or the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Property Owner and the Property as of the date of such reports, and (iii) to the extent prepared by a certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements of Borrower or the Property, there has been no materially adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
4.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.
4.10 Compliance. Borrower, the Collateral and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). Neither Borrower nor Property Owner is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower or Property Owner. The Property currently is used exclusively as an office building and other appurtenant and related uses and amenities (including certain public space and a natural gas fired co-generator). In the event that all or any part of the Property is destroyed or damaged, the Property can be legally reconstructed to its condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the actual knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the temporary or permanent certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

4.11 Contracts. To Borrower’s knowledge, (i) there are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium; and (ii) all service, maintenance or repair contracts affecting the Property have been entered into at arms-length in the ordinary course of the business of Borrower or Property Owner and provide for the payment of fees in amounts and upon terms comparable to existing market rates.
4.12 Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.13 Physical Condition. Except as disclosed to Lender prior to the date hereof in the property condition report received by Lender, the Property, including all Improvements and Equipment, is in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.
4.14 Leases. As of the date hereof, the only Lease is the NYT Space Lease: (i) The NYT Space Lease is in full force and effect; (ii) the tenant under the NYT Space Lease has accepted possession of and is in occupancy of all of the Property, has commenced the payment of rent under the NYT Space Lease, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the NYT Space Lease have been paid and no portion thereof has been paid for any period more than 30 days in advance; (iv) the fixed rent and additional rent payable under the NYT Space Lease is the amount of fixed rent and additional rent set forth in the rent roll delivered by Borrower to Lender, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (v) the Space Tenant has not made any claim against the landlord under the NYT Space Lease which remains outstanding, there are no defaults on the part of the landlord under the NYT Space Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s best knowledge, there is no present material default by the tenant under the NYT Space Lease; (vii) all security deposits under the NYT Space Lease are held consistent with this Agreement; (viii) the NYT Space Lease is the valid, binding and enforceable obligation of Carey Wrap; (ix) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the NYT Space Lease; and (x) all rents collected by Borrower are legally collectible under all applicable laws. Neither the NYT Space Lease nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.

4.15 Fraudulent Transfer. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
4.16 Ownership of Borrower. The organizational charts for Carey Wrap and Carey Lender attached hereto as Schedule 3 are complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Carey Wrap or Carey Lender.
4.17 Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.
4.18 Hazardous Substances. Except as set forth in (a) the environmental report relating to the Property provided to or prepared for Lender in connection with the Loan and (b) the environmental report dated February 18, 2009 relating to the Property provided to or prepared for Borrower, a copy of which has been delivered to Lender (collectively, the “Environmental Report”), (i) the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes, any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) to the actual knowledge of Borrower, no Hazardous Substances are or have been discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (v) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower.

4.19 Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is Borrower’s address set forth in Section 6.1, and Borrower has no other place of business (other than Borrower’s address for notices set forth in Section 6.1).
4.20 Other Debt. There is no indebtedness with respect the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
4.21 Condominium Documents. (a) Each of the Condominium Documents is in full force and effect.
(b) Neither Borrower nor Property Owner nor, to Borrower’s actual knowledge, any other party to any of the Condominium Documents, is in default under any of the Condominium Documents, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder.
(c) None of the Condominium Documents has been modified, amended or supplemented.
(d) All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given, as of the date hereof with respect to the Condominium Units constituting part of the Property, have been satisfied, given or waived.
(e) Borrower has delivered to Lender a true and correct copy of each of the Condominium Documents, certified by Borrower.
(f) All of the members and officers of the Board of Managers and the NYTC Board of Managers are listed on Schedule 5 attached hereto. The members of the Board of Managers or the NYTC Board of Managers appointed by Property Owner are designated as such on Schedule 5.
(g) All charges, fees, assessments and reserves under the Condominium Documents that are payable by Property Owner or Borrower have been paid to the extent they are due and payable as of the date hereof. Borrower has no knowledge of any pending assessments to which it would be subject under the Condominium Documents.

4.22 Severance Lease; Recording; Modification. (a) The Severance Lease or a memorandum of the Severance Lease has been duly recorded. The Severance Lease permits the interest of Property Owner to be encumbered by a mortgage and Severance Lessor has approved and consented to the encumbrance of the leasehold estate in the Property by the Mortgages. There have not been amendments or modifications to the terms of the Severance Lease.
(b) Except for the Permitted Encumbrances, Property Owner and Borrower’s interests in the Severance Lease are not subject to any Liens or encumbrances.
(c) As of the date hereof, the Severance Lease is in full force and effect and there exists no default under the Severance Lease on the part of the tenant under the Severance Lease and, to the best of Borrower’ knowledge, (i) there exists no default on the part of Severance Lessor under the Severance Lease and (ii) there is no existing condition which, but for the passage of time or the giving of notice, could result in a default by the tenant under the Severance Lease under the terms of the Severance Lease.
All of the representations and warranties in this Article IV and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.18 shall survive in perpetuity.
4.23 Mortgage Loans. (a) Borrower is the sole legal and beneficial owner of, and has good and indefeasible title to, the Mortgage Loans and the Mortgage Loan Documents, subject to no Lien except the Liens created by the Loan Documents.
(b) Exhibit B hereto contains a true and complete list of the Mortgage Loan Documents. Other than the Mortgage Loan Documents listed on Exhibit B, there are no documents that evidence, or secure any of the Mortgage Loans or amend, modify, terminate or otherwise affect the Mortgage Loan Documents, affect the value of the Collateral or affect the rights or the obligations of the lender with respect to any the Mortgage Loans or the Mortgage Loan Documents.
(c) To the best knowledge of Borrower, (i) each of the Mortgage Loan Documents has been duly executed and delivered by the parties thereto, and is the legal, valid and binding obligation of Property Owner, enforceable in accordance with its terms, without offset or defense, (ii) none of the Mortgage Loan Documents has been modified, amended or supplemented except as set forth in Exhibit B attached hereto, (iii) no default has occurred and is continuing on the part of the lender under the Mortgage Loan Documents and (iv) no event which with notice or lapse of time or both would constitute a default, has occurred and is continuing on the part of the lender under the Mortgage Loan Documents.
(d) Each of the Mortgage Loan has been fully advanced and there are no obligations on the part of Borrower to advance any additional funds pursuant to any Mortgage Loan Document or any other agreement.
(e) Each of the Mortgage Loans is not cross collateralized or cross defaulted with any other loan.

(f) True, complete and correct copies of all of the Mortgage Loan Documents have been delivered to Lender.
(g) The Mortgage Loan Documents constitute valid, subsisting and enforceable Liens and perfected security interests on the Property Owner’s interests in the Property, subject only to Permitted Encumbrances.
(h) Borrower has no actual knowledge that Property Owner has any indebtedness or creditors unrelated to the Property.
(i) The Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge).
(ii) The chief place of business of Borrower and the office where Borrower keeps its records concerning the Collateral will be located at all times at the address specified as Borrower’s address in Section 6.1.
5. COVENANTS
Until the end of the Term, Borrower hereby covenants and agrees with Lender that:
5.1 Existence. Borrower (i) shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) shall continue to engage in the business presently conducted by it, (iii) shall obtain and maintain or cause Property Owner to obtain and maintain all Licenses, and (iv) shall qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Collateral.
5.2 Taxes. Borrower shall pay (or cause Property Owner to pay) all Taxes as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes have been so paid no later than 30 days after they would be delinquent if not paid. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against any Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest (or permit the Net Tenant to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes, provided that (i) no Event of Default has occurred and is continuing, (ii) such proceeding shall suspend the collection of the Taxes, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes, together with all interest and penalties thereon, which shall equal 115% of the Taxes being contested, and (vi) Borrower shall promptly upon final determination thereof pay the amount of such Taxes, together with all costs, interest and penalties. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

5.3 Repairs; Maintenance and Compliance; Alterations.
5.3.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names of Borrower. Borrower shall at all times maintain the Property in as good repair and appearance as in on the date hereof and fit to be used for its intended use in accordance with practices then generally recognized as appropriate for high-rise first-class office buildings in midtown Manhattan by prudent institutional owners or operators thereof and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, ordinary wear and tear excepted and, provided further, that, in all events, the Property (including all Improvements and Equipment) shall be kept and maintained in accordance with the standards and requirements set forth in the Severance Lease and Condominium Documents. Subject to the standards and requirements set forth in the Severance Lease, the Condominium Documents and the Net Lease, Borrower shall promptly make all Alterations of every kind and nature (structural and non-structural), whether foreseen or unforeseen, which may be necessary or appropriate to keep and maintain the Property in compliance with all applicable Legal Requirements and to comply with the foregoing requirements of this Section 5.3, the Severance Lease, and the Condominium Documents. Borrower shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.3.2, ,and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall promptly notify Lender in writing after Borrower first receives notice of any such non-compliance. Subject to the standards and requirements set forth in the Severance Lease and the Condominium Documents and the Net Lease, Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.
5.3.2 Alterations. Borrower may, without Lender’s consent, perform or permit to be performed alterations to the Improvements and Equipment which do not constitute a Material Alteration. Borrower shall not perform or permit to be performed any Material Alteration without Lender’s prior written consent which consent, as long as there is then no uncured Event of Default, shall not be unreasonably withheld. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to 115% of the cost of the Material Alteration as estimated by Lender unless such Material Alteration is performed by the tenant under the NYT Space Lease and the landlord thereunder has no right to require such security. Upon substantial completion of the Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Lender upon demand for all reasonable out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.3.2.

5.4 Performance of Other Agreements. Borrower shall observe and perform and cause Property Owner to observe and perform each and every term to be observed or performed by Borrower or Property Owner pursuant to the terms of any agreement or instrument affecting or pertaining to the Collateral or the Property, including the Loan Documents.
5.5 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the Collateral or the rights of Lender under any Loan Document.
5.6 Further Assurances. Borrower shall, at Borrower’s sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; and (ii) upon Lender’s request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.
5.7 Environmental Matters.
5.7.1 Hazardous Substances. Borrower shall (i) keep the Property free from Hazardous Substances and in compliance with all Environmental Laws, (ii) promptly notify Lender if Borrower shall become aware that (A) any Hazardous Substance (other than cleaning or maintenance supplies ordinarily and customarily used or stored at properties similar to the Property to the extent they comply with Environmental Laws (“Cleaning Supplies”)) is on or near the Property, (B) the Property is in violation of any Environmental Laws or (C) any condition on or near the Property shall pose a threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances (other than Cleaning Supplies) and/or cure such violations and/or remove such threats, as applicable, as required to comply with all Environmental Laws, promptly after Borrower becomes aware of same, at Borrower’s sole expense. Nothing herein shall prevent Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

5.7.2 Environmental Monitoring. (a) Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance (other than Cleaning Supplies) on, under, from or about the Property, (ii) all claims made or threatened by any third party (including any Governmental Authority) against Borrower or the Property or any party occupying the Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that reasonably could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to the Property in connection with any Environmental Law or Hazardous Substance, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.
(b) Upon Lender’s request, at any time and from time to time, subject to the rights of tenants (and, as long as the NYT Space Lease is in force and effect, subject to the provisions of Section 10(c) of the NYT Space Lease), Borrower shall provide an inspection or audit of the Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on or in the Property. The cost and expense of such audit or inspection shall be paid by Borrower not more frequently than once every three years, unless an Event of Default exists or Lender, in its good faith judgment, determines that reasonable cause exists for the performance of an environmental inspection or audit of the Property, in which cases such limitation shall not be applicable and all audits or inspections shall be at Borrower’s sole cost and expense. Such inspections and audit may include, soil borings and ground water monitoring. If Borrower fails to provide any such inspection or audit within 30 days after such request, Lender may order same, and Borrower hereby grants to Lender and its employees and agents access to the Property and a license to undertake such inspection or audit.
(c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the Property by Property Owner, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon the reasonable request of Lender. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under an applicable Environmental Law (“Remedial Work”), Borrower shall commence all such Remedial Work within 30 days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable law). All Remedial Work shall be performed by licensed contractors reasonably approved in advance by Lender and under the supervision of a consulting engineer approved by Lender. All costs of such Remedial Work shall be paid by Borrower, including Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed at Borrower’s expense. Notwithstanding the foregoing, Borrower shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrower shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in such contest, Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower have not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the reasonable cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that may result from Borrower’s failure to prevail in such contest.
(d) Borrower shall not install or permit to be installed on the Property any underground storage tank. Borrower has informed Lender that an existing 7500 gallon above ground fuel oil tank used to power the emergency generator has been incorrectly registered as an underground storage tank.
5.8 Title to the Collateral; Liens. Borrower will warrant and defend the title to the Collateral, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Collateral or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien.
5.9 Leases.
5.9.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect and all Subleases with respect to which Borrower has executed subordination, non-disturbance and attornment agreements. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to then existing local market rates and shall be arm’s length transactions with bona fide, independent third-party tenants.
5.9.2 Approval of Leases. Subject to the provisions of Section 5.9.3 and the last sentence of this Section 5.9.2, Borrower shall not (a) enter into a proposed Lease or a proposed renewal, extension or modification of a Lease (other than a modification of a Lease which does not modify the rights or obligations of the landlord thereunder) (b) permit Property Owner to enter into or consent to Property Owner entering into a proposed Sublease or a proposed renewal, extension or modification of a Sublease or (c) enter into any subordination non-disturbance and attornment agreement (an “SNDA”) with any subtenant under a

Sublease, without, in each instance, the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing (but subject to the last sentence of Section 5.9.4), be unreasonably withheld or delayed. Prior to seeking Lender’s consent to any Lease, Sublease or SNDA, Borrower shall deliver to Lender a copy of such proposed lease, sublease or SNDA blacklined to show changes from the standard form of Lease, Sublease or SNDA approved by Lender and then being used by Borrower. Provided that no Event of Default is continuing, if (i) Borrower provides Lender with a written request for approval of a proposed Lease, a proposed Sublease, a proposed renewal, extension or modification of a Lease or a Sublease or a proposed SNDA (which written request shall specifically refer to this Section 5.9.2), (ii) Lender fails to approve or disapprove of the proposed Lease, proposed Sublease, proposed renewal, extension or modification of a Lease or Sublease or proposed SNDA, as applicable, within ten (10) Business Days after receipt by Lender of the request, (iii) Borrower provides Lender with a second written request for approval of such proposed Lease, proposed Sublease, such proposed renewal, extension or modification of a Lease or a Sublease, or proposed SNDA, as applicable, after the expiration of the ten (10) Business Day period (which second written request shall specifically refer to this Section 5.9.2) and shall explicitly state that failure by Lender to approve or disapprove within five (5) Business Days will constitute a deemed approval) and (iv) Lender fails to reject the request in writing delivered to Borrower within five (5) Business Days after receipt by Lender of such second written request, the proposed Lease, proposed Sublease, proposed renewal, extension or modification of a Lease or a Sublease, or proposed SNDA, as applicable, shall be deemed approved by Lender, and Borrower shall be entitled to enter into such proposed Lease or such proposed renewal, extension or modification of a Lease, to consent to such proposed Sublease or such proposed renewal, extension or modification of a Sublease or to enter into the proposed SNDA. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.9.2 solely with respect to a proposed Net Lease (including the NYT Space Lease) or a proposed renewal, extension or modification of a Net Lease shall not apply to a Net Lease (including the NYT Space Lease) and Lender’s consent to a Net Lease or to a proposed renewal, extension or modification of a Net Lease shall require Lender’s consent which may be given or withheld by Lender in it sole discretion.
5.9.3 Minor Leases and Subleases. Notwithstanding the provisions of Section 5.9.2 above, provided that no Event of Default is continuing, renewals, amendments and modifications of existing Leases and Subleases and proposed leases or subleases shall not be subject to the prior approval of Lender provided (i) the proposed lease or sublease would be a Minor Lease or a Minor Sublease or the existing Lease or Sublease as amended or modified or the renewal Lease or Sublease is a Minor Lease or a Minor Sublease, (ii) the Lease or Sublease as amended or modified or the renewal Lease or Sublease or series of leases or proposed lease or series of leases or subleases: (a) shall provide for net effective rental rates comparable to then existing local market rates, (b) shall have an initial term (together with all renewal options) of not more than five (5) years, (c) shall provide for automatic self-operative subordination to the Mortgages and, at Lender’s option, (x) attornment to Lender and (y) the unilateral right by Lender to subordinate the Liens of the Mortgages to the Lease or Sublease, and (d) shall not contain any option to purchase, any right of first refusal to purchase, any right in favor of the tenant (but not a subtenant) to terminate, any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of Lender under the Loan Documents in any material respect, and (iii) the other terms and provisions of the Lease or Sublease are commercially reasonable. Borrower shall deliver to Lender copies of all Leases and Subleases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within ten days after the execution of the Lease or Sublease, as applicable.

5.9.4 Additional Covenants with respect to Leases and Subleases. Borrower shall and shall cause Property Owner to (i) observe and perform the obligations imposed upon the lessor under the Leases and Subleases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Lease or Sublease; (iii) enforce, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv) not collect any of the Rents more than one month in advance (other than security deposits); (v) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) not modify any Lease in a manner inconsistent with the Loan Documents; (vii) not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) not consent to any assignment of or subletting under any Material Lease unless required in accordance with its terms without the prior consent of Lender, which, with respect to a subletting, will not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (ix) not cancel or terminate any Lease or accept a surrender thereof (except in the exercise of Borrower’s commercially reasonable judgment in connection with a tenant default under a Minor Lease) without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.
5.9.5 NYT Space Lease. Notwithstanding anything herein to the contrary, Carey Wrap, as landlord under the NYT Space Lease, shall not, without the prior consent of Lender (a) modify, amend, terminate or otherwise change the NYT Space Lease, (b) waive any right of the landlord under the NYT Space Lease or waive any obligation of the tenant under the NYT Space Lease (except as required under the NYT Space Lease), or (c) grant any consent under the NYT Space Lease. Promptly after Carey Wrap receives any notice from the tenant under the NYT Space Lease, Carey Wrap shall deliver a copy thereof to Lender. Provided no Event of Default has occurred and is continuing, Borrower may, without the prior consent of Lender give a landlord lien waiver as described in Section 32(b) of the NYT Space Lease.
5.9.6 Net Lease Minor Subleases. Notwithstanding anything in this Section 5.9 to the contrary, renewals, amendments and modifications of a Net Lease Minor Sublease and the entering into of a Net Lease Minor Sublease shall not require compliance with the requirements set forth in this Section 5.9, provided they are in compliance with the terms and provisions of the Net Lease.
5.10 Estoppel Statement. After request by Lender, Borrower shall within ten days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that the Loan Documents are in full force and effect and have not been modified or if modified, giving particulars of such modification.

5.11 Property Management. (a) Borrower shall and shall cause Property Owner to (i) cause the Property to be managed pursuant to the Management Agreement, (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by the Manager under the Management Agreement. Without Lender’s prior written consent, Borrower shall not (i) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate its Management Agreement (or such successor management agreement). If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s approval, execute a consent and subordination of management agreement substantially in the form of the consent and subordination of management agreement then customarily used by Lender.
(b) If (i) Manager is in default under the Management Agreement beyond the expiration of any applicable grace or cure period provided thereunder or (ii) any of the events described in clauses (f) or (g) of Section 8.1 occur to Manager, then Borrower shall, at the request of Lender, terminate the Manager and replace Manager with a replacement Manager acceptable to Lender in Lender’s reasonable discretion on terms and conditions acceptable to Lender in Lender’s reasonable discretion.
5.12 Special Purpose Entity. Each of Carey Wrap and Carey Lender shall at all times be a Special Purpose Entity. A “Special Purpose Entity” shall have the meaning set forth on Schedule 4 hereto.
5.13 Change In Business or Operation of Property. Borrower shall not purchase or own any assets other than the Collateral and shall not enter into any line of business other than the ownership and operation of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
5.14 Certain Prohibited Actions. Borrower shall not directly or indirectly do any of the following: (i) change its principal place of business or chief executive office without first giving Lender 30 days’ prior notice; (ii) make any change, amendment or modification to the organizational documents of Borrower other than to reflect a Permitted Transfer; (iii) cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business in its reasonable judgment; (iv) create, incur or assume any indebtedness other than the Debt and unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which do not exceed, at any time, a maximum amount of two percent (2%) of the original amount of the Principal and are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”); (v) Transfer any License required for the operation of the Property; or (vi) maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

5.15 Prohibited Transfers.
5.15.1 Generally. Borrower shall not directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer.
5.15.2 Transfer and Assumption. (a) Notwithstanding the foregoing and subject to the terms and satisfaction of all the conditions precedent set forth in this Section 5.15.2, Borrower shall have the right to Transfer all of the Collateral to another party which meets the criteria set forth in clause (iv) of Section 5.15.2(b) below (the “Transferee Borrower”) and have the Transferee Borrower assume all of Borrower’s obligations under the Loan Documents (collectively, a “Transfer and Assumption”). Borrower may make a written application to Lender for Lender’s consent to the Transfer and Assumption, subject to the conditions set forth in paragraphs (b) and (c) of this Section 5.15.2. Borrower shall pay on demand all of the reasonable costs and expenses incurred by Lender, including reasonable attorneys’ fees and expenses in connection with the review of any proposed Transfer and Assumption.
(b) Lender’s consent to a Transfer and Assumption shall be given provided the following conditions are satisfied:
(i) No Default or Event of Default has occurred and is continuing;
(ii) Borrower has submitted to Lender true, correct and complete copies of all information and documents requested by Lender concerning the Property, the Collateral, Transferee Borrower or the proposed Transfer and Assumption;
(iii) Evidence reasonably satisfactory to Lender has been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Lender comply and will comply with Section 5.12 and Section 5.20 hereof, as those provisions may be modified by Lender taking into account the ownership structure of Transferee Borrower and its Affiliates;
(iv) Evidence reasonably satisfactory to Lender (including organizational documents of the Transferee Borrower and direct and indirect owners thereof) has been provided showing that (1) one or more Publicly Owned Persons Controlled by W.P. Carey & Co. LLC owns, directly or indirectly, 51% or more of the ownership interests in Transferee Borrower, and (2) Transferee Borrower and each member or general partner of Transferee Borrower is Controlled by W.P. Carey & Co. LLC;

(v) If any Person (together with its Affiliates) will own (directly or indirectly) 25% or more of the ownership interests in Transferee Borrower, Lender shall have approved in its reasonable discretion such Person (and its Affiliates);
(vi) Borrower shall have paid all of Lender’s reasonable costs and expenses in connection with reviewing the Transfer and Assumption, and shall have paid the amount reasonably requested by Lender as a deposit against Lender’s costs and expenses in connection with the effecting the Transfer and Assumption; and
(vii) Borrower, the Transferee Borrower and Guarantor shall have indicated in writing in form and substance reasonably satisfactory to Lender their readiness and ability to satisfy the conditions set forth in subsection (c) below.
(c) If Lender consents to the Transfer and Assumption, the Transferee Borrower, Borrower and/or Guarantor, as the case may be, shall immediately deliver the following to Lender:
(i) Borrower, Transferee Borrower and Guarantor shall execute and deliver to Lender all documents reasonably required by Lender, in form and substance required by Lender, in Lender’s reasonable discretion;
(ii) Counsel to the Transferee Borrower and Guarantor shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion with respect to the Transferee Borrower);
(iii) Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the title insurance policies delivered to Lender at the closing of the Loan in form and substance acceptable to Lender, in Lender’s reasonable discretion (the “Endorsement”); and
(iv) Borrower shall deliver to Lender a payment in the amount of all remaining unpaid costs incurred by Lender in connection with the Transfer and Assumption, including but not limited to, Lender’s reasonable attorneys fees and expenses, all recording fees, and all fees payable to the title company for the delivery to Lender of the Endorsement.

(d) Borrower shall have the right, at its option, in connection with a Transfer and Assumption to request that Lender accept a replacement guarantor and release Guarantor from all obligations under the Guaranty accruing from and after the effective date of the Transfer and Assumption. If Borrower shall exercise such option, Lender agrees to accept a replacement guarantor and release Guarantor from all obligations under the Guaranty accruing from and after the effective date of the Transfer and Assumption provided all of the following conditions are satisfied: (i) the Transfer and Assumption is consented to by Lender and closes in accordance with the provisions of this Section 5.15.2, (ii) evidence reasonably satisfactory to Lender has been provided to Lender showing that the replacement guarantor is an Affiliate of Guarantor and an Affiliate of Transferee Borrower and not in violation of Section 5.20 hereof, (iii) evidence satisfactory to Lender has been provided to Lender showing that the net worth under GAAP of the replacement guarantor equals or exceeds $250 million, (iv) the replacement guarantor executes, acknowledges and delivers to Lender concurrently with the Transfer and Assumption a guaranty in the form of the Guaranty and all other documents reasonably required by Lender so that the replacement guarantor assumes all of the obligations of Guarantor accruing from and after the effective date of the Transfer and Assumption, (v) counsel to the replacement guarantor delivers to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, and (vi) Borrower pays to Lender all reasonable out of pocket costs and expense incurred by Lender in connection with the replacement guarantor.
(e) Borrower shall have the right, at its option, in connection with a Permitted Transfer (other than a Transfer and Assumption) to request that Lender accept a replacement guarantor and release Guarantor from all obligations under the Guaranty accruing from and after the effective date of the Permitted Transfer. If Borrower shall exercise such option, Lender agrees to accept a replacement guarantor and release Guarantor from all obligations under the Guaranty accruing from and after the effective date of the Permitted Transfer provided all of the following conditions are satisfied: (i) the Permitted Transfer is effectuated, (ii) evidence reasonably satisfactory to Lender has been provided to Lender showing that the replacement guarantor is an Affiliate of Guarantor and an Affiliate of Borrower and not in violation of Section 5.20 hereof, (iii) evidence reasonably satisfactory to Lender has been provided to Lender showing that the net worth under GAAP of the replacement guarantor equals or exceeds $250 million, (iv) the replacement guarantor executes, acknowledges and delivers to Lender concurrently with the Permitted Transfer a guaranty in the form of the Guaranty, and all other documents reasonably required by Lender to evidence the replacement guarantor’s assumption of all of the obligations of Guarantor accruing from and after the effective date of the Permitted Transfer, (v) counsel to the replacement guarantor delivers to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, and (vi) Borrower pays to Lender all out-of-pocket costs and expenses incurred by Lender in connection with the replacement guarantor.
5.16 Expenses. Borrower shall reimburse Lender upon receipt of notice for all of the following reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the Loan: (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) during the continuance of an Event of Default, monitoring Borrower’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of (1) any consents, amendments, waivers or other modifications of or under any Loan Document requested by Borrower and (2) any other documents or matters requested by Lender to the extent any Loan Documents provide that the same is to be reimbursed by Borrower; (iv) filing and recording of any Loan Documents; (v) in connection with the closing of the

Loan or any consents, amendments, waivers or other modifications of or under any of the Loan Documents which are requested by Borrower, title insurance, surveys, inspections and, subject to the provisions of Section 5.26, appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Collateral (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, New York State, New York City and other transfer taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Collateral, or any other security given for the Loan; (viii) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect the Collateral or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings; (ix) any action, proceeding or other litigation commenced by Property Owner or any Affiliate thereof or any insolvency or bankruptcy proceeding commenced by or against Property Owner; (x) reviewing any factual or legal analysis by Lender or its counsel during the continuance of a default by Property Owner under the Mortgage Loan Documents including in connection with any foreclosure, bankruptcy or work-out; and (xi) all other costs or expenses which Borrower is required to reimburse Lender under any other provision of any of the Loan Documents. The obligations and liabilities of Borrower under this Section 5.16 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure. Borrower shall not be responsible for payment or reimbursement of any fees or expenses incurred by Lender in connection with the grant of participations in the Loan or the issuance of mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan or severance of any of the Loan Documents except as provided in Section 8.2.3.
5.17 Indemnity. Borrower shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any servicer of the Loan) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by any Borrower of its obligations under, or any misrepresentation by Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Pledge, the Collateral or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (xii) any failure of the Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; (xiv) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (xv) any action, proceeding or other litigation commenced by Property Owner or any Affiliate thereof or any insolvency or bankruptcy proceeding commenced by or against Property Owner; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from (x) the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party or (y) Hazardous Substances whose presence on the Property occurred after Lender or its nominee acquires the Collateral, whether by foreclosure, acceptance of an assignment in lieu of foreclosure or otherwise. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable within five (5) Business Days after demand and shall bear interest at the Default Rate from the earlier of (i) the date such amount is paid by Lender or (ii) five (5) Business Days after such loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.17 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure.
5.18 Specified Events. Borrower will not, without giving Lender at least 10 days prior written notice, (i) change the legal or organizational structure of Borrower whether voluntarily or involuntarily (including, without limitation, a merger, acquisition, consolidation or liquidation) (other than to reflect a Permitted Transfer) or (ii) enter into a new credit or borrowing relationship with any financial institution, factor or other Person in an amount equal to or in excess of $200,000.
5.19 Inspection of Property. Subject to reasonable prior notice to Borrower, Lender reserves the right during the term of the Loan to obtain, an acceptable certification from a licensed architect or engineer selected by Lender, attesting to the quality and adequacy of structural and mechanical features and construction of the Property. Such inspection and certification shall be at Lender’s cost, unless there is an uncured Event of Default in which event it shall be performed at Borrower’s cost. Such inspection shall be subject to rights of Tenants.

5.20 Patriot Act Compliance. (a) Borrower will comply with the Patriot Act (as defined below) and all applicable requirements of governmental authorities having jurisdiction over Borrower or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all reasonable costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable. For purposes hereof, the term “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
(b) Neither Borrower nor any shareholder, partner or member of Borrower nor any owner of a direct or indirect interest in Borrower (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Governmental Lists”, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Governmental Lists”.
5.21 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to rights of tenants under Leases.
5.22 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.23 Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s sole discretion.
5.24 Liens. Without Lender’s prior written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Collateral or the Property or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within 30 days after Borrower first receives notice of such Lien.
5.25 Dissolution. Borrower shall not (i) except as otherwise expressly permitted hereunder, engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.
5.26 Future Appraisal. Borrower covenants and agrees that Lender may during the term of the Loan obtain, at Borrower’s sole cost and expense, one new or updated Qualified Appraisal of the Property prepared by a Qualified Appraiser, if deemed reasonably necessary by Lender.
5.27 Affiliate Transaction. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members, partners or principals of Borrower except (a) in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party, or (b) for a Permitted Transfer.
5.28 Intentionally Omitted.
5.29 Condominium Covenants.
(a) Borrower shall and shall cause Property Owner to (i) diligently and timely pay, perform and observe all of the terms, covenants and conditions required to be performed by the owner of the Subject Condominium Units under the Condominium Documents, (ii) promptly notify Lender of the giving of any written notice to Property Owner or Borrower of any default by Property Owner or Borrower in the performance or observance of any of the terms, covenants or conditions on the part of Property Owner or Borrower, to be performed or observed under any of the Condominium Documents and deliver to Lender a true copy of each such notice and (iii) promptly pay when due, all taxes, governmental impositions, common charges, assessments, special assessments and all other fees or charges imposed upon Property Owner or Borrower pursuant to the Condominium Documents on any of the Subject Condominium Units.

(b) Borrower shall (i) promptly notify Lender of all matters of which Borrower, from time to time, has received notice which may indicate that a material violation or default by Property Owner or Borrower under or variance from the Condominium Documents exists or is about to occur, and Borrower shall do all such acts or undertake all such steps and institute all such proceedings as shall be necessary to cure or avert such violation, default or variance; (ii) promptly deliver to Lender a true and complete copy of each and every notice of a default received by Borrower with respect to any obligations of Property Owner or Borrower under the provisions of the Condominium Documents, as well as a true and complete copy of all notes, notices or other communications received from any governmental authority respecting the failure of Property Owner, Borrower, the Condominium or any offering of Condominium Units to comply with any applicable building, zoning securities or other federal, state or local laws, ordinances, regulations, order and requirements; (iii) not to cast the votes of the Subject Condominium Units or permit any members of the Board of Managers or the NYTC Board of Managers designated, appointed or otherwise controlled by Property Owner or Borrower to vote (x) for additions, alterations or improvements to the Common Elements costing in excess of $200,000 in the aggregate in any calendar year without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) to approve the borrowing of a sum of money in excess of $1,000,000 for any one item by the Board of Managers or the NYTC Board of Managers without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), or (x) to terminate the Condominium without the prior written consent of Lender; and (iv) except as otherwise provided in the Condominium Documents or this Agreement, deliver to Lender all proceeds of hazard insurance distributed to Borrower in lieu of restoration or repair following the loss to the Property or any condemnation awards.
(c) Borrower shall not, without prior written consent of Lender, vote or permit Property Owner to vote to terminate, modify, change, supplement, alter or amend or permit or allow the members of the Board of Managers or the NYTC Board of Managers appointed by Property Owner or Borrower, if any, to terminate, modify, change, supplement, alter or amend any of Condominium Documents, either orally or in writing, and Borrower hereby assigns to Lender, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Mortgage and this Agreement, all of the right, privileges and prerogatives of Borrower, to terminate, modify, change, supplement, alter or amend any of the Condominium Documents or to consent to the foregoing.
(d) If Property Owner or Borrower shall default in the performance or observance of any term, covenant or condition of any of the Condominium Documents on the part of the owner of the Subject Condominium Units to be performed or observed, then, without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right (following five (5) Business Days notice to Borrower, or such shorter time as may be required to avoid an event of default under the Condominium Documents), but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants an conditions of the Condominium Documents on the part of the owner of the Subject Condominium Units, to be performed or observed to be promptly performed or observed on behalf of the owner of the Subject Condominium Units, to the end that the rights of the owner of the Subject Condominium Units in, to and under any of the Condominium Documents shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. If Lender shall make any payment or perform any act to take action in accordance with the preceding sentence, Lender will notify Borrower of the making of such payment, or the taking of such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon doing so shall be subrogated to any and all rights of the applicable parties under the Condominium Documents. Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the say of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Pledge.

(e) Borrower shall not, without Lender’s prior consent, waive or release or consent to the waiver or release of any rights of the owner of the Subject Condominium Units under any of the Condominium Documents or permit or allow the members of the Board of Managers or the NYTC Board of Managers appointed by Property Owner or Borrower to do any of the foregoing.
(f) In each and every case in which, under the provisions of the Condominium Documents, the consent or the vote of the owners of the Condominium Units of the Condominium or the Board of Managers or the NYTC Board of Managers is required (other than with respect to ministerial matters which do not adversely affect the rights or obligations of Borrower or Lender or emergency situations), Borrower shall not vote nor give such consent, permit or allow the members on the Board of Managers or the NYTC Board of Managers appointed by Property Owner or Borrower to vote or give such consent, without, in each and every case, the prior written consent of Lender which consent shall not be unreasonably withheld or delayed as long as there is no uncured Event of Default.
(g) Borrower will not remove or replace or consent to the removal or replacement of any of the members of the Board of Managers or the NYTC Board of Managers appointed by Property Owner or Borrower, if any, without the prior consent of Lender (such consent not to be unreasonably withheld).
(h) (i) Except as otherwise required under the Condominium Documents, so long as the Condominium Board maintains with an insurance carrier having the ratings set forth in Section 7.1.2, a master or blanket policy or policies as specified in the Condominium Documents covering the Property and the Common Elements of the Condominium (collectively, the “Board’s Policies”) which is reasonably satisfactory to Lender and which provides insurance coverage in the amounts, for the periods and against the risks, losses and liabilities and damages that Lender reasonably requires and which otherwise comply with the provisions of Section 7.1.2, as described herein naming Property Owner and Borrower as insured and Lender as lender, Borrower’s obligation to maintain the insurance required under this Agreement shall be deemed satisfied. To the extent not covered by the Board’s Policies, Borrower will keep the Property insured against loss or damage by fire and such other hazards as Lender shall from time to time reasonably require in amounts approved by the Lender as described herein and commercial general liability insurance against claims for bodily injury, death or property damage occurring upon, in or about the Property as Lender shall from time to time reasonably require in amounts approved by Lender as described above. Borrower shall give prompt notice to Lender of termination or interruption in coverage of the master or blanket policy maintained by the

Condominium and in that event shall provide replacement coverage as required under Article VII for the benefit of Borrower. Subject only to the rights of the Condominium under the provisions of the Condominium Documents, Lender shall be entitled to all insurance proceeds payable on account of such damage or destruction allocable to the Property and Borrower hereby irrevocably assigns to Lender all rights of Borrower to any such proceeds, award or payment and irrevocably authorizes and empowers Lender, at its option, in the name of Borrower or otherwise, to file and prosecute what would otherwise be Borrower’s claim for any such proceeds, and to collect, receipt for and retain the same for disposition in accordance with Article VII. Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in this Agreement, the Note and the Mortgage and the Debt shall not be reduced until any award or payment therefor shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.
(ii) Borrower shall promptly pay all common charges and special assessments imposed on the Subject Condominium Units pursuant to the Condominium Documents when the same become due and payable. Borrower will deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that the common charges and special assessments imposed on the Subject Condominium Units have been so paid or are not then delinquent. Upon request, Borrower shall furnish paid receipts for the payment of the common charges and special assessments imposed on the Subject Condominium Units prior to the date the same shall become delinquent.
(iii) After request by Lender (but not more than twice a year unless an Event of Default has occurred), Borrower will promptly obtain from the Board of Managers and the NYTC Board of Managers and deliver to Lender an estoppel certificate which shall include (i) the amount of the unpaid common charges and special assessments, if any, accrued against the Property, (ii) that the Condominium Documents have not been modified or amended, (iii) that all payments due and payable by Borrower under the Condominium Documents have been paid in full and (iv) that neither Property Owner, Borrower nor the Board of Managers or the NYTC Board of Managers, as applicable, is in default under the Condominium Documents.
(i) Notwithstanding anything herein to the contrary, while a Net Lease is in force and effect, any action or decision by the Net Tenant relating to the Condominium Documents which is permitted pursuant to the Net Lease without the consent of the landlord thereunder and which does not require the consent of the landlord’s mortgagee or pledgee, pursuant to the Net Lease, if performed by the Net Tenant, will not constitute a default under this Section 5.29.

5.30 Severance Lease. Borrower shall pay or cause to be paid all rents, additional rents and other sums required to be paid by the Severance Lessee under and pursuant to the provisions of the Severance Lease as and when such rent or other charge is payable, (ii) Borrower shall diligently perform and observe or cause to be performed and observed all of the terms, covenants and conditions of the Severance Lease on the part of the Severance Lessee thereunder, required to be performed and observed by the Severance Lessee prior to the expiration of any applicable grace period therein provided, and (iii) Borrower shall promptly notify Lender of the giving of any written notice given or received by Borrower under the Severance Lease of any default by the Severance Lessee in the performance or observance of any of the terms, covenants or conditions of the Severance Lease on the part of Severance Lessee to be performed or observed and deliver to Lender a true copy of each such notice. Borrower shall not without the prior consent or consent of Lender, surrender or permit Property Owner to surrender the leasehold estate created by the Severance Lease or terminate or cancel or consent to the termination or cancellation of the Severance Lease or modify, change, supplement, alter or amend the Severance Lease (or consent to the modification, change, supplementation, alteration or amendment thereto), either orally or in writing, and Borrower hereby assigns to Lender, as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Loan Documents all of the rights, privileges and prerogatives of Borrower, to surrender the leasehold estate created by the Severance Lease or to terminate, cancel, modify, change, supplement, alter or amend the Severance Lease and any such surrender of the leasehold estate created by the Severance Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Severance Lease (or to consent to any of the foregoing) without the prior consent of Lender shall be void and of no force and effect. If Property Owner or Borrower shall default in the performance or observance of any material term, covenant or condition of the Severance Lease on the part of the Severance Lessee to be performed or observed, then, without limiting the generality of the other provisions of the Pledge and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, after the earlier of (i) five (5) days’ notice to Borrower or (ii) the occurrence of an event of default under the Severance Lease, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Severance Lease on the part of Severance Lessee, to be performed or observed or to be promptly performed or observed on behalf of Severance Lessee, to the end that the rights of Severance Lessee in, to and under the Severance Lease shall be kept unimpaired as a result thereof and free from any event of default, even though the existence of such event of default or the nature thereof be questioned or denied by Property Owner or Borrower or by any party on behalf of Property Owner or Borrower. In any such event, subject to the rights of any lawful occupants, Lender and any person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time on reasonable notice and from time to time, subject to the rights of tenants under Leases, for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the Severance Lessor. Borrower hereby agrees to pay to Lender within ten (10) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment by Lender at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgage. If the Severance Lessor shall deliver to Lender a copy of any notice of default sent by said lessor to Property Owner or Borrower, as tenant under the Severance Lease or as Severance Lessee’s mortgagee, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall not subordinate or consent to the subordination of the Severance Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent of Lender shall have been first had and obtained.

5.31 Mortgage Loans. (a) Borrower will warrant and defend the validity and priority of the Liens of the Loan Documents on the Collateral against the claims of all persons whomsoever, subject only to Permitted Encumbrances. Borrower will defend or cause the Property Owner to defend the validity and priority of the liens of the Mortgage Loan Documents on the Property against the claims of all Persons whomsoever subject only to the Permitted Encumbrances.
(b) Borrower shall diligently and timely perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents to be performed by the lender thereunder. ‘
(c) Borrower shall not, without Lender’s prior written consent, (i) modify, amend, supplement, change, waive or terminate any Mortgage Loan Document, (ii) release any collateral which secures any Mortgage Loan, (iii) except as otherwise expressly provided elsewhere in this Agreement, grant any extension, release, waiver, approval or consent under, exercise any election or option under, take any enforcement or other remedial action under, or exercise any other rights or remedies under, any Mortgage Loan Document, or (iv) upon the occurrence of any of the events described in clauses (f) or (g) of Section 8.1 to Property Owner, exercise any of Borrower’s rights or make any other decisions arising out of or relating to such proceeding.
(d) Borrower shall promptly notify Lender of any default under any Mortgage Loan Document of which it is aware. Borrower (subject to the foregoing restrictions) shall observe and perform the obligations imposed upon the lender under the Mortgage Loan Documents and shall enforce the terms, covenants and conditions contained in the Mortgage Loan Documents to be performed and observed by Property Owner. Lender’s consent pursuant to this Section 5.31 will be granted or withheld by Lender in the exercise of its good faith but sole discretion.
(e) A foreclosure of a Mortgage shall be commenced and prosecuted in the name of Lender but at the expense of Borrower.
(f) Upon the commencement of (i) any litigation by Property Owner or by Borrower against Property Owner or (ii) any bankruptcy proceeding by or against Property Owner, Borrower and Lender agree to reasonably cooperate and coordinate their actions and act reasonably promptly in connection with such litigation or proceeding.
(g) During the continuance of an event of default under the Mortgage Loan Documents, Borrower agrees to keep Lender timely informed of all material or substantive discussions or negotiations between Borrower and Property Owner (or their representatives), including (i) promptly giving Lender copies of all correspondence, documents and information Borrower receives from Property Owner (or its representatives), (ii) when sending correspondence, documents or information to Property Owner (or its representative) simultaneously sending a copy thereof to Lender, (iii) apprising Lender as soon as possible of all scheduled meetings with Property Owner (or its representative) where there is a reasonable basis for a potential agreement in principle with respect to a workout or restructuring and giving Lender an opportunity to attend such meeting, and (iv) promptly responding to requests from Lenders for information or documents relating to such discussions or negotiations.

(h) After the occurrence of a monetary default under the Mortgage Loan Documents, at Lender’s request, Borrower covenants and agrees to commence to foreclose on the Mortgages (i) no later than 60 days after the occurrence of such default or (ii) promptly after the occurrence thereof if Borrower is not diligently protecting the Collateral, in either event unless otherwise consented to by Lender.
(i) Borrower acknowledges and agrees that Borrower’s liabilities and obligations under this Agreement and the other Loan Documents shall not be affected by any circumstance or occurrence related to any Mortgage Loan or the Mortgage Loan Documents, including without limitation, any lack of validity or enforceability of the Mortgage Loans or the Mortgage Loan Documents, any reduction in the indebtedness owing on the Mortgage Loans or the interest thereon as a result of a bankruptcy or other proceeding, any claims Borrower under the Mortgage Loans may have against Borrower or any other matter whatsoever.
(j) No Affiliate of Borrower or of W.P. Carey & Co. LLC shall (i) acquire title to the Property or to all or part of the direct or indirect ownership interests in Property Owner, or (ii) make any loan to Property Owner or any direct or indirect owner of any ownership interest in Property Owner without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion.
(k) Notwithstanding anything in this Agreement to the contrary, Borrower shall not acquire title to the Property or to all or part of the direct or indirect ownership interests in Property Owner by foreclosure, deed or assignment in lieu of foreclosure or otherwise unless concurrently with such acquisition (i) Borrower executes, acknowledges and delivers to Lender (1) a first priority mortgage encumbering the Property which secures the Note in form and substance satisfactory to Lender, (2) an amended and restated loan agreement which amends and restates in its entirety this Agreement to reflect the fact that the Loan will be secured by a mortgage rather than the Pledge and which is satisfactory to Lender, (3) an amended and restated promissory note in form and substance satisfactory to Lender which amends and restates the Note, (4) an assignment of leases and rents in form and substance reasonably satisfactory to Lender, (5) UCC-1 Financing Statements appropriate for a loan secured by a mortgage, (6) an amended and restated guaranty which amends and restates the Guaranty, is in form substantially similar to the Guaranty, does not increase the obligations guarantied thereunder and is otherwise in form and substance reasonably satisfactory to Lender and Guarantor, and (7) all other documents reasonably requested by Lender to properly protect Lender and reflect that the Loan will be a mortgage loan; (ii) Borrower delivers to Lender a title insurance policy issued by the title insurance companies which issued the title insurance policy insuring Lender in connection with the Loan in the form of such title insurance policy and subject to no liens or encumbrances other than the Permitted Encumbrances; and (iii) Borrower pays (1) the transfer taxes relating to its acquisition of the Property, (2) the cost of such title insurance policy, if any, (3) the cost of recording the mortgage and such other loan documents described in clause (i) above and (4) the attorneys fees and other costs and expenses reasonably incurred by Lender in connection therewith.
(l) During the continuance of an Event of Default, the right to exercise the rights and remedies of the lender/mortgagee under the Mortgage Loan Documents may be exercised solely by Lender in the exercise of its sole discretion.

5.32 AST. Borrower will use reasonable and diligent efforts to (a) petition the New York State Department of Environmental Conservation (“NYSDEC”) to update their records to reflect the prior removal of the former 7,500 gallon above ground storage tank (registration no. PBS-243205) from the Property, and (b) register the existing 7,500 gallon above ground storage tank relating to the emergency generator located on the roof of podium portion of the building with the NYSDEC.
5.33 Certificate of Occupancy. Borrower shall maintain and from time to time prior to its expiration renew the term of the existing temporary certificate of occupancy for Building so that throughout the term of the Loan, the Property will be subject to a valid and effective temporary or permanent certificate of occupancy.
6. NOTICES AND REPORTING
6.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if hand delivered with receipt acknowledged, or sent by a nationally recognized overnight delivery service (such as Federal Express), or sent by certified or registered United States mail, return receipt requested, postage prepaid, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Lender: Bank of China, New York Branch, 410 Madison Avenue, New York, New York 10017; Attention: Raymond Qiao with copies to: Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174, Attention: Simon Cices, Esq.; if to Borrower: to it c/o W. P. Carey & Co., LLC, 50 Rockefeller Plaza, 2“d Floor, New York, New York 10020; Attention: Director, Asset Management Department; with a copy to Reed Smith LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Chairman, Real Estate Department. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of overnight delivery, upon the first attempted delivery on a Business Day.
6.2 Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Lender of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened against the Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business, the Collateral or the Property; (ii) any material adverse change in the Borrower’s condition, financial or otherwise, or of the occurrence of any Event of Default of which the Borrower has knowledge; and (b) furnish and provide to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender. In addition, after request by Lender (but no more frequently than three (3) times in any year), Borrower shall (x) furnish to Lender within 30 days, a certificate addressed to Lender, its successors and assigns reaffirming all representations and warranties of Borrower set forth in the Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes, and (y) use reasonable efforts to furnish to Lender, within 45 days (not more frequently than two (2) times during any year), tenant estoppel certificates addressed to Lender, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Lender.

6.3 Financial Reporting.
6.3.1 Bookkeeping. Borrower shall keep on a calendar year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower or any Affiliate of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any reasonable costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
6.3.2 Annual Reports; Tax Returns; and Rent Rolls. Borrower shall furnish to Lender annually, (i) within 105 days after each calendar year, a complete copy of annual financial statements of each of Carey Wrap and Carey Lender (which may be presented on a consolidated basis for Borrower) and of Guarantor audited by a “big four” accounting firm or another independent certified public accountant reasonably acceptable to Lender, in accordance with GAAP and with respect to Borrower, containing balance sheets and statements of profit and loss for Borrower, (ii) within 60 days after the end of each calendar year, an updated rent roll for the Property, and (iii) within 30 days after the earlier of the filing thereof or the last day to file without penalty, the federal income tax returns (including all Schedules) of Borrower and Guarantor (all certified by the preparer as accurate and complete). Each rent roll shall be accompanied by (1) a list of tenants occupying any rentable space of the Property with the amount of space demised by each tenant, and (2) a breakdown showing (x) the year in which each Lease then in effect expires, (y) the percentage of rentable space covered by such Lease, and (z) the percentage of base rent with respect to which Leases shall expire in each such year, expressed both on a per year and a cumulative basis. Each such financial statement shall be accompanied by an Officer’s Certificate certifying (x) that such financial statement is true, correct, complete and accurate and presents fairly the financial condition of Borrower and has been prepared in accordance with GAAP and (y) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.
6.3.3 Quarterly Reports. At Lender’s request, Borrower shall furnish to Lender within the later of (i) 45 days after the end of each calendar quarter, or (ii) 20 days after such request, quarterly and year-to-date (1) unaudited financial statements of each of Carey Wrap and Carey Lender (which may be presented on a consolidated basis for Borrower), and (2) during such periods as there is no Net Lease in force and effect operating statements, noting Net Operating Income and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, all in form reasonably satisfactory to Lender. Each such statement shall be accompanied by an Officer’s Certificate certifying (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and, if applicable, the Property in accordance with GAAP (subject to normal year-end adjustments), and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.4 Other Reports. During such periods as there is a Net Lease in force and effect, Borrower shall, request from the applicable Net Tenant within fifteen (15) Business Days after request by Lender such detailed information or documents relating to Subleases entered into by the Net Tenant, the rent payable under such Subleases, all other revenues deriving from the Property received by the Net Tenant or the costs or expenses relating to the operation, maintenance, repair or ownership of the Property incurred or payable by the Net Tenant as shall be reasonably requested by Lender. In addition, Borrower shall furnish to Lender, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, within ten (10) Business Days after request.
6.4 Breach. If Borrower fails to provide to Lender or its designee one or more of the financial statements or tax returns (the “Required Records”) required by Section 6.3.2 or 6.3.3 within 30 days after the date upon which such Required Record is due, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $2,000 for each reporting period covered by such Required Record that is not delivered; provided Lender has given Borrower at least 15 days prior written notice of such failure. In addition, 30 days after Borrower’s failure to deliver any Required Records, Lender shall have the option, upon 15 days notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.
7. INSURANCE; CASUALTY; AND CONDEMNATION
7.1 Insurance.
7.1.1 Coverage. Borrower, at its sole cost, for the mutual benefit of Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance with respect to the Property:
(a) Property insurance insuring against loss or damage by standard, “all-risk” perils, including the perils of flood, earthquake, windstorm and terrorism, which shall (i) be in an amount equal to the greatest of (A) 100% the then full replacement cost of the Property without deduction for physical depreciation, (B) the unpaid Principal, and (C) such amount as is necessary so that the insurer would not deem Borrower a co-insurer under such policies, (ii) have deductibles no greater than $250,000 per occurrence, except for the peril of earthquake which shall not exceed $500,000.00 per loan (iii) be paid annually in advance, (iv) contain a “Replacement Cost Endorsement” with a waiver of depreciation and (v) contain law and ordinance coverage.

(b) Flood insurance if any part of the Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, in an amount equal to the lesser (A) 100% of the then full replacement cost of the Property without deduction for physical depreciation or (B) the maximum limit of coverage available with respect to the Property.
(c) Commercial general public liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year; together with at least $100,000,000 excess and/or umbrella liability insurance for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys’ fees incurred in connection with the ownership, operation and maintenance of the Property.
(d) Rental loss and/or business interruption insurance in an amount equal to (i) while a Net Lease is in force and effect, the estimated Rents thereunder and Taxes and Insurance Premiums payable thereunder for the next succeeding 18-month period, or (ii) while no Net Lease is in force and effect, the greater of (x) the estimated Rents for the next succeeding 18-month period or (y) the projected operating expenses, capital expenses and Debt Service for such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents or operating expenses and Debt Service increase.
(e) Insurance against loss or damage from (i) leakage of sprinkler systems and (ii) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and Equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions), in an amount at least equal to $5,000,000 or such higher amount Lender may reasonably require at any time.
(f) Worker’s compensation insurance with respect to any employees of Borrower, as required by any Legal Requirement.
(g) During any period of repair or restoration, builder’s “all-risk” insurance in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance reasonably acceptable to Lender.
(h) Coverage to compensate for the cost of demolition and the increased cost of construction in an amount satisfactory to Lender.
(i) Such other insurance (including, earthquake insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests.
Notwithstanding anything in subsection (a) above to the contrary Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Property provided that such coverage is available,

Notwithstanding the foregoing, as long as the NYT Space Lease is in force and effect for the entire Property, if Property Owner keeps and maintains and complies with (i) the insurance requirements set forth in the NYT Space Lease, a copy of which is attached hereto as Schedule 6, (ii) the insurance requirements set forth in the Severance Lease, and (iii) the insurance requirements, set forth in the Declaration applicable to the Property, then Borrower will be deemed to be in compliance with insurance requirements contained in this Section 7.1.1.
7.1.2 Policies. All policies of insurance (the “Policies”) required pursuant to Section 7.1.1 shall (i) be issued by companies reasonably approved by Lender and licensed to do business in the State of New York, with a claims paying ability rating of “A” or better by Standards and Poor’s Ratings Group, a division of The McGraw-Hill Companies and a rating of A-X or better in the current Best’s Insurance Reports; (ii) name Lender and its successors and/or assigns as their interest may appear as the mortgagee (in the case of property insurance) or an additional insured (in the case of liability insurance); (iii) contain (in the case of property insurance) a Non-Contributory Standard Lender Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Lender; (v) be assigned and the originals thereof delivered to Lender; (vi) contain such provisions as Lender deems reasonably necessary or desirable to protect its interest, including endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under the Policies and that Lender shall receive at least 10 days’ prior written notice of any modification, reduction or cancellation of any of the Policies; and (vii) be satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrower does not furnish such evidence and receipts at least thirty (30) days prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrower shall deliver to Lender a certified copy of each Policy within thirty (30) days after its effective date. Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.
7.2 Casualty.
7.2.1 Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available for restoration, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements, the Severance Lease, the Condominium Documents and the Net Lease to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2 Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed $1,000,000, provided no Default or Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $1,000,000 (a “Significant Casualty”) or during the continuance of a Default or an Event of Default, Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender and disbursed in accordance herewith. Such Proceeds shall be held by Lender in an Account (the “Casualty/Condemnation Account”), If Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Lender upon demand. Notwithstanding the foregoing, while a Net Lease is in force and effect, if pursuant to such Net Lease, the Net Tenant thereunder (i) may settle and adjust any claims without the consent of the landlord thereunder and such Net Lease does not require the consent of the landlord’s mortgagee or pledge with respect thereto, or (ii) to receive, hold or disburse the Proceeds, then the provisions of this Section 7.2 shall not affect, diminish or prohibit such rights of such Net Tenant.
7.3 Condemnation.
7.3.1 Notice; Restoration. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available for restoration, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.
7.3.2 Collection of Award. Subject to the rights of the Condominium Board, Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof. Notwithstanding anything in this Agreement to the contrary, while a Net Lease is in force and effect, if pursuant to such Net Lease the Net Tenant thereunder (i) may settle and adjust any Award without the consent of the landlord thereunder and such Net Lease does not require the consent of the landlord’s mortgagee or pledgee with respect thereto, or (ii) to receive, hold or disburse the Award, then the provisions of this Section 7.3.2 shall not affect, diminish or prohibit such rights of such Net Tenant.

7.4 Application of Proceeds or Award.
7.4.1 Application to Restoration. Subject to the provisions of Section 7.4.4, if an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than the lesser of (x) $30,000,000 or (y) 30% of the unpaid Principal, (ii) in the reasonable judgment of Lender, Property can be restored within eighteen (18) months, and prior to six months before the Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt and (iii) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding such Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Lender, Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof (as estimated by an independent consultant selected by Lender and, as long as no Event of Default is continuing, reasonably approved by Borrower); and ()I) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration the net proceeds of the rental loss or business interruption insurance required by Section 7.1.1(d) shall be available and payable to Lender, as reasonably determined by Lender.
7.4.2 Application to Debt. Except as provided in Section 7.4.1 or Section 7.4.4, any Proceeds and/or Award may, at the option of Lender in its discretion, (a) be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or (b) applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3. Any such prepayment of the Loan shall be made on a Payment Date and shall be without any prepayment consideration.

7.4.3 Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time as work progresses upon Lender being furnished with (i) evidence satisfactory to Lender of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration reasonably satisfactory to Lender, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s reasonable discretion, and (iv) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work. Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed 90% of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt on a Payment Date and shall be without any prepayment consideration or returned to Borrower.
7.4.4 Condominium and Lease Provisions. (a) Notwithstanding anything herein to the contrary, if (i) an Insured Casualty or Condemnation occurs to the Property, (ii) Proceeds or the Award are not required to be made available for Restoration pursuant to Section 7.4.1 and (iii) Lender elects, pursuant to Section 7.4.2 to apply Proceeds or the Award to payment of the Debt, but because of any controlling provisions in Condominium Documents, the Severance Lease or the Net Lease (if the Net Lease is then in force and effect) that require application of such Proceeds or Award to Restoration of the Property such Proceeds or Award, or any portion thereof, must be applied to Restoration, then such Proceeds or the Award will in fact be applied to Restoration of the Property notwithstanding such election by Lender; provided that if the Proceeds or Award are to be applied to. Restoration because of the controlling provisions of a Net Lease, (x) if at any time there is an event of default under the Net Lease, then during the continuance of such event of default no Proceeds or Awards will be disbursed to the Net Tenant for Restoration, (y) if the consent of Borrower as landlord under the Net Lease is required in connection with one or more matters relating to the Restoration (including, if applicable, the identity of the Person who will hold and disburse the Proceeds or the Award), Borrower will not grant any such consent unless Lender has given its consent thereto; and (z) Lender shall have the right, at its option, to determine the amount of deficiency, if any, between the amount of Proceeds or Award and the estimated cost of completing Restoration pursuant to and in accordance with the provisions of Section 19(b) of the NYT Space Lease or the applicable provision of the Net Lease (as estimated by an independent consultant selected by Lender and as long as no Event of Default is continuing, reasonably approved by Borrower). The foregoing shall not affect Lender’s right to impose any additional reasonable conditions with respect to the application or disbursement of Proceeds or Award to Restoration, as provided for in Section 19(a)(vii) of the NYT Space Lease or the applicable provision of the Net Lease.

(b) Provided no Event of Default has occurred and is continuing, Borrower shall have the right, upon notice to, but without the consent of Lender, to accept or reject any offer made by the Space Tenant to terminate the NYT Space Lease in connection with a Casualty or Condemnation pursuant to and in accordance with the terms and provisions of Section 18 of the NYT Space Lease so long as (i) the amount payable by Space Tenant to Borrower pursuant to the NYT Space Lease in connection with such termination plus the amount of the proceeds or awards, as applicable, which Borrower is entitled to retain pursuant to the NYT Space Lease in connection therewith equals or exceeds the Debt and (ii) concurrently with the termination of the NYT Space Lease the Debt is repaid in full on a Payment Date without payment of any Prepayment Fee. If Borrower enters into a Net Lease with a provision substantially the same as Section 18 of the NYT Space Lease and which Net Lease is approved by Lender in its sole discretion, then the provisions of clause (b) will be applicable with respect to such Net Lease.
8. DEFAULTS
8.1 Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:
(a) any monthly installment of interest and principal is not paid on the date it is due hereunder, any other portion of the Debt is not paid when due hereunder, under the Note or under any of the other Loan Documents, or the outstanding Debt is not paid in full on the Maturity Date;
(b) any of the Taxes are not paid when due and such default remains uncured for ten (10) days, subject to Borrower’ right to contest Taxes in accordance with Section 5.2;
(c) the Policies are not kept in full force and effect, or are not delivered to Lender within five (5) Business Days after written request;
(d) a Transfer other than a Permitted Transfer occurs;
(e) any representation or warranty made by Borrower or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by the Borrower in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;
(f) Carey Wrap or Carey Lender shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;
(g) a receiver, liquidator or trustee shall be appointed for Carey Wrap or Carey Lender; or Carey Wrap or Carey Lender shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Carey Wrap or Carey Lender, or any proceeding for the dissolution or liquidation of Carey Wrap or Carey Lender shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Carey Wrap or Carey Lender, only upon the same not being discharged, stayed or dismissed within 90 days;

(h) any of the events described in clauses (f) or (g) occur to Guarantor;
(i) any of the events described in clauses (f) or (g) occurs to Property Owner or The New York Times Company unless Borrower within 30 days thereafter deposits with Lender cash or a Letter of Credit in the amount of $35,000,000 as additional collateral for the Loan (which collateral will be held by Lender pursuant to Section 3.4, if cash, or pursuant to Section 3.3, if a Letter of Credit);
(j) Borrower breaches any covenant contained in Sections 5.12, 5.13 or 5.14;
(k) except as expressly permitted hereunder, the alteration, improvement, demolition or removal of all or any of portion of the Improvements without the prior written consent of Lender;
(l) an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt;
(m) a default shall occur under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;
(n) Borrower shall fail to pay before the expiration of any applicable notice and grace periods, any common charge or any other charges, fees, assessments or other amounts imposed upon Borrower under the Condominium Documents, or Borrower shall amend or consent to the amendment of any of the Condominium Documents without Lender’s consent, or Borrower shall otherwise be in default under any of the terms, covenants or conditions of the Condominium Documents which default remains uncured beyond the expiration of the applicable grace or cure period, if any;
(o) subject to any applicable notice and cure periods, the tenant under the Severance Lease shall fail to pay when due any rent, additional rent or other charge payable under the Severance Lease, or the tenant under the Severance Lease shall default in the observance or performance of any other term, covenant or condition of the Severance Lease and such default is not cured within ten (10) days prior to the expiration of any applicable grace period provided therein; or any event shall occur that would cause the Severance Lease to terminate without notice or action by the landlord thereunder or would entitle such landlord to terminate the Severance Lease and the term thereof by giving notice to the tenant under the Severance Lease; or the leasehold estate created by the Severance Lease shall be surrendered or the Severance Lease shall be terminated or cancelled for any reason or under any circumstance whatsoever; or any term of the Severance Lease shall be modified or supplemented without Lender’s consent;

(p) a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty-day (30) period, and Borrower (and Guarantor, if applicable) shall have commenced to cure such default within such thirty-day (30) period and thereafter diligently and expeditiously proceeds to cure the same, such thirty-day (30) period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days;
(q) the Debt Service Coverage Ratio as of any Calculation Date shall be less than 1.35 to 1.0 and Lender shall give notice thereof to Borrower, unless, within thirty (30) days after the giving of such notice by Lender, Borrower deposits with Lender a Letter of Credit in favor of Lender or cash (i) while The New York Times Company occupies all or a material portion of the Property and prior to an event described in clauses (f) or (g) above occurring to The New York Times Company or Property Owner, in an amount that when added to the Net. Operating Income for such twelve (12) month period causes the Debt Service Coverage Ratio test to be met, and (ii) after (x) the occurrence of an event described in clauses (f) or (g) to The New York Times Company or Property Owner or (y) The New York Times Company ceases to occupy all or a material portion of the Property, in an amount that when subtracted from the outstanding principal amount of the Loan causes the Debt Service Coverage Ratio test to be satisfied, in which event the Letter of Credit will be governed by the provisions of Section 3.6 and the cash will be governed by the provisions of Section 3.3(a); provided that if Borrower deposits $35,000,000 with the Bank pursuant to clause (i) above, the Debt Service Coverage Ratio test will be suspended for three (3) years from the date of such deposit;
(r) the Loan to Value Ratio determined by Lender shall at any time after August 1, 2010 be more than 0.5 to 1.0 and Lender shall give notice thereof to Borrower unless, within six (6) months after the giving of such notice, (i) Borrower has delivered to Lender a Letter of Credit or cash that causes the Loan to Value Ratio to equal or be less than 0.5 to 1.0 (after subtracting from the then outstanding Principal amount of the Loan, the amount of the Letter of Credit or the amount of cash delivered, as applicable), in which event the Letter of Credit will be governed by the provisions of Section 3.6 and the cash will be governed by the provision of Section 3.3(b) or (ii) Borrower demonstrate to Lender’s satisfaction that the Loan to Value Ratio equals or exceeds 0.5 to 1.0, provided that such Letter of Credit shall be returned to Borrower upon a new appraisal performed at Borrower’s request and at Borrower’s cost by a Qualified Appraiser showing that the Property satisfies the Loan to Value Ratio;
(s) any action, suit or proceeding is initiated by Borrower against Lender relating to the due execution, due authorization or enforceability of the Loan Documents;
(t) any Governmental Authority or any other Person initiates any action, suit or proceeding against Borrower, the Collateral or the Property which action, suit or proceeding if adversely determined will materially affect or reasonably could affect Borrower’s financial condition and such action, suit or proceeding is not dismissed within thirty (30) days after Borrower, first receives notice thereof; or
(u) one or more judgments, decrees or orders for the payment of money is rendered against any Borrower Entity in an amount in excess of Five Hundred Thousand Dollars ($500,000), and any such judgment, decree or order continues unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, stayed or bonded pending appeal.

8.2 Remedies.
8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (f) or (g) of Section 8.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral; including declaring the Debt to be immediately due and payable (including unpaid interest), Default Rate interest, the Late Payment Charges, the Prepayment Fee and any other amounts owing by Borrower), without notice or demand, and upon any Event of Default described in clauses (f) or (g) of Section 8.1, the Debt (including unpaid interest, Default Rate interest, the Prepayment Fee, the Late Payment Charge and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.
8.2.2 Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral, the Pledge has been foreclosed, the Collateral has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the Collateral or any part thereof, in its discretion.

8.2.3 Severance. Lender shall have the right from time to time (whether before or after the occurrence of an Event of Default) to sever the Note, the Pledge and the other Loan Documents into one or more separate notes, pledges and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof, The same shall be at Borrower’s cost and expense, if there is then an uncured Event of Default, and at Lender’s cost and expense, if there is then no uncured Event of Default.
8.2.4 Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Pledge to the extent necessary to foreclose on all or any portion of the Collateral.
8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Debt ( and to the extent permitted under applicable laws, secured by the Pledge and other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
9. MISCELLANEOUS
9.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in all or any portion of the Collateral; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge or the other Loan Documents. The provisions of this Section 9.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder (including the Guaranty); (d) impair the right of Lender to obtain the appointment of a receiver; (e) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (f) constitute a waiver of the right of Lender to enforce the liability and obligation of Carey, by money judgment or otherwise, but only to the extent of any loss, damage, cost, expense, liability, claim or other obligation actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):
(i) fraud or material intentional misrepresentation or willful misconduct by Borrower, Guarantor or any of their agents or representatives in connection with the Loan;
(ii) the breach of any representation, warranty, covenant or indemnification provision in this Agreement, in the Environmental Indemnity or in the Pledge concerning environmental laws or Hazardous Substances and any indemnification of Lender with respect thereto in this Agreement or in either of said documents;
(iii) intentional physical waste or after an Event of Default the removal or disposal, in each instance, by Borrower, Guarantor or any Affiliate of Borrower or Guarantor of any portion of the Property;
(iv) the misapplication or conversion by Borrower, Property Owner, Guarantor, or any Affiliate of Borrower or Property Owner of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any security deposits, advance deposits or any other deposits;
(v) all Rents of the Property received or collected by or on behalf of Borrower or any Affiliate of Borrower during the continuance of an Event of Default and not applied to payment of Principal and interest due under the Note, or to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Carey is legally prevented from directing the disbursement of such sums);

(vi) Borrower’s failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property with respect to alterations performed by or with the consent of Borrower to the extent such Liens are not bonded over or discharged in accordance with this Agreement and the other Loan Documents;
(vii) any security deposits, advance deposits or any other deposits collected by Borrower or any Affiliate of Borrower with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents; and
(viii) Borrower fails to permit on-site inspections of the Property, provide financial information, fails to maintain its status as a single purpose entity or fails to appoint a new property manager upon the request of Lender after an Event of Default, each to the extent required by, and in accordance with the terms and provisions of, this Agreement.
Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Carey in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property or the Collateral; (ii) Borrower fails to obtain Lender’s prior consent to any Transfer of the Property or the Collateral or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by the Pledge or this Agreement other than a Permitted Transfer; (iii) Borrower or any Partner Pledgor files a voluntary petition under the U.S. Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) Borrower, Guarantor, or any Affiliate of Borrower or Guarantor, files, or joins in the filing of, an involuntary petition against Borrower, any Partner Pledgor or Property Owner under the U.S. Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or Borrower, Guarantor or any Affiliate of Borrower or Guarantor solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the U.S. Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) Borrower, Guarantor, or any Affiliate of Borrower or Guarantor consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property or the Collateral (other than an application initiated by Lender); (vii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, (viii) Guarantor (or any Person comprising or Controlled by Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Pledge or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan which interferes with or hinders or delays Lender’s exercise of its rights or remedies under any of the Loan Documents and the court in any such action or proceeding, determines that Borrower’s defense, or such request for judicial intervention or injunctive or other equitable relief, was legally frivolous, was made in bad faith or was primarily made for the purpose of interfering with or hindering or delaying Lender’s rights or remedies under any of the Loan Documents or (ix) Borrower, Guarantor or any Affiliate of Borrower or Guarantor claims or asserts without Lender’s written consent (which consent may be withheld in Lender’s sole discretion) in any action or proceeding (including any voluntary or involuntary proceeding under the U.S. Bankruptcy Code filed by or against Carey Wrap, Carey Lender, Property Owner or any other Person or any foreclosure action relating to the Property or the Collateral) that Carey Wrap is the beneficial owner of the Property or the beneficial owner of the leasehold estate created by the Severance Lease.
9.2 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than Cushman & Wakefield, Sonnenblick-Goldman LLC (“Borrower’s Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement between Borrower and Borrower’s Broker. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the Loan. The provisions of this Section 9.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.
9.3 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.
9.4 Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Notwithstanding the foregoing, if Borrower requests Lender’s approval to Borrower consenting to any action of the Net Tenant or to any issue relating to a Restoration under a Net Lease and pursuant to the provisions of the Net Lease, the consent of the landlord and the landlord’s mortgagee to such action of the Net Tenant or to such issue will not be unreasonably withheld, conditioned or delayed, Lender’s approval of Borrower giving its consent to such action of the Net Tenant or to any issue relating to a Restoration will not be unreasonably withheld, conditioned or delayed, provided Borrower notifies Lender in its notice requesting Lender’s approval that Lender’s approval will not be unreasonably withheld, conditioned or delayed and attaching the relevant provision of the Net Lease.

9.5 Governing Law.
(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT THE NEW YORK SECRETARY OF STATE AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN FOR SERVICE OF NOTICES UNDER SECTION 6.1 SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED. ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

9.6 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.
9.7 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
9.8 Headings/Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Exhibits attached hereto, are hereby incorporated by reference as a part of the Agreement with the same force and effect as if set forth in the body hereof.
9.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.10 Preferences. Upon the occurrence and continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

9.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to Borrower.
9.12 Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including any servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, including any servicer, shall be liable for any monetary damages, and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Lender and its agents, including any servicer, with respect to actions taken by Lender or its agents on Borrower’s behalf.
9.13 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
9.14 Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including any servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all unrelated offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such unrelated offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
9.15 No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 9.15 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
9.16 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.
9.17 No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
9.18 Assignment. The Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise, at Lender’s cost and expense. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign its rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents except in connection with a Transfer and Assumption.
9.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
9.20 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after each set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
9.21 Joint and Several. Each person constituting Borrower will be jointly and severally liable for the obligations of Borrower hereunder and under the other Loan Documents.

10. JOINT AND SEVERAL LIABILITY; WAIVERS
10.1 Joint and Several Liability; Primary Obligors. Each entity comprising Borrower (each, a “Borrower Entity”) shall be a primary obligor with respect to payment of the Debt and performance of Borrower’s obligations under the Loan Documents and all such Borrower Entities shall be jointly and severally liable for payment of the Debt and performance of such other obligations. As used in this Article, references to “Other Borrower” shall mean the Borrower Entity other than the particular Borrower Entity referred to.
10.2 Waivers. Without limiting the primary liability of each Borrower Entity as set forth above, to the extent any such Borrower Entity is determined to be secondarily liable with respect to any portion of the Debt or any other obligation hereunder, the following shall apply:
(a) It shall not be necessary for Lender (and each Borrower Entity hereby waives any rights which such Borrower Entity may have to require Lender), in order to enforce the obligations of such Borrower Entity hereunder, first to (i) institute suit or exhaust its remedies against the Other Borrower or others liable on the Debt or any other person, (ii) enforce Lender’s rights against any collateral mortgaged, pledged or granted by the Other Borrower which shall ever have been given to secure the Debt (“Other Borrower Collateral”), (iii) enforce Lender’s rights against any other guarantors of the Debt, (iv) join Borrower or any others liable on the Debt in any action against the Other Borrower seeking to enforce the Loan Documents, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Debt, or (vi) resort to any other means of obtaining payment of the Loan by the Other Borrower. Lender shall not be required to mitigate damages or take any other action pertaining to the Other Borrower or any Other Borrower Collateral to reduce, collect or enforce the Debt from the Other Borrower.
(b) Such Borrower Entity agrees to the provisions of the Loan Documents, and hereby waives notice of (i) any loans or advances made by Lender to the Other Borrower, (ii) acceptance of the Loan Documents, (iii) any amendment or extension of the Note, the Loan Agreement or of any other Loan Documents entered into by the Other Borrower, (iv) the execution and delivery by the Other Borrower and Lender of any other loan or credit agreement or of the Other Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Other Borrower Collateral, (v) the occurrence of any breach by the Other Borrower or an Event of Default with respect to the Other Borrower or Other Borrower Collateral, (vi) Lender’s transfer or disposition of the Debt, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of the Other Borrower Collateral, (viii) protest, proof of non-payment or default by the Other Borrower and (ix) any other action at any time taken or omitted by Lender, and, generally, all demands and notices to the Other Borrower of every kind in connection with the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Debt.

(c) Notwithstanding anything to the contrary contained in the Loan Documents, each Borrower Entity hereby unconditionally and irrevocably waives, releases and abrogates, prior to the payment in full of the Loan and for a period of ninety-five (95) days thereafter any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating such Borrower Entity to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Other Borrower or any other party liable for payment of any or all of the Debt for any payment made by such Borrower Entity under or in connection with the Loan Documents or otherwise.
(d) Each Borrower Entity hereby consents and agrees to each of the following, and agrees that such Borrower Entity’s obligations under the Loan Documents shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including rights to notice) which such Borrower Entity might otherwise have as a result of or in connection with any of the following:
(i) Any renewal, extension, increase, modification, alteration, restatement or rearrangement entered into by any Other Borrower of all or any part of the Debt, the Note, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between the Other Borrower and Lender, or any other parties, pertaining to the Debt or any failure of Lender to notify Borrower Entity of any such action.
(ii) Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to the Other Borrower.
(iii) The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Other Borrower or any other party at any time liable for the payment of all or part of the Debt; or any dissolution of the Other Borrower, or any sale, lease or transfer of any or all of the assets of Borrower or of the Other Borrower, or any changes in the shareholders, partners or members of the Other Borrower; or any reorganization of the Other Borrower.
(iv) The invalidity, illegality or unenforceability of all or any part of the Debt, or any document or agreement executed in connection with the Debt, for any reason whatsoever, including the fact that (a) the Debt, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Debt or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Loan Agreement or the other Loan Documents or otherwise creating the Debt acted in excess of their authority, (d) the Debt violate applicable usury laws, (e) the Other Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Debt wholly or partially uncollectible from the Other

Borrower, (f) the creation, performance or repayment of the Debt (or the execution, delivery and performance of any document or instrument by the Other Borrower representing part of the Debt or executed in connection with the Debt, or given to secure the repayment of the Debt) is illegal, uncollectible or unenforceable, or (g) the Note, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that such Borrower Entity shall remain liable hereon regardless of whether the Other Borrower or any other Person be found not liable on the Debt or any part thereof for any reason.
(v) Any full or partial release of the liability of the Other Borrower on the Debt, or any part thereof, or of any guarantor(s) thereof, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Debt, or any part thereof, it being recognized, acknowledged and agreed by such Borrower Entity that such Borrower Entity may be required to pay the Debt in full without assistance or support of any other party, and such Borrower Entity has not been induced to enter into the Loan Documents on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Debt, or that Lender will look to other Persons to pay or perform the Debt.
(vi) The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Debt.
(vii) Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Debt.
(viii) The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of Other Borrower Collateral, all or any part of such collateral, property or security, including any neglect, delay, omission, failure or refusal of Lender (a) to take or prosecute any action for the collection of any of the Debt or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon Other Borrower Collateral, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Debt.
(ix) The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Debt, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by such Borrower Entity that such Borrower Entity is not entering into the Loan Documents in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Debt.

(x) Any existing or future right of offset, claim or defense of Borrower against Lender, or any other Person, or against payment of the Debt by any Other Borrower, whether such right of offset, claim or defense arises in connection with the Debt (or the transactions creating the Debt) or otherwise.
(xi) The reorganization, merger or consolidation of the Other Borrower into or with any other corporation or entity.
(xii) Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to Borrower or someone else.
10.3 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Debt, or Other Borrower Collateral, whether or not such action or omission prejudices such Borrower Entity or increases the likelihood that such Borrower Entity will be required to pay the Debt pursuant to the terms hereof, it is the unambiguous and unequivocal intention of such Borrower Entity that such Borrower Entity shall be obligated to pay the Debt when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever pertaining to any Other Borrower or any Other Borrower Collateral, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Debt.
10.4 Contribution Between Borrower Entities. Notwithstanding that Borrower Entities are jointly and severally liable to Lender for payment of the Loan, as between the Borrower Entities, each shall be liable for such Borrower Entity’s Allocated Amount (as hereinafter defined) and, accordingly, each Borrower Entity whose assets are, from time to time, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower Entity’s Allocated Amount, shall be entitled, commencing ninety-five (95) days after payment in full of the Debt, to contribution from the other Borrower Entities pro-rata in accordance with their respective liabilities in accordance with this Agreement. The Allocated Amount for each Borrower Entity is set forth on Schedule 7 attached hereto.
(Signatures on following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

Borrower:

620 EIGHTH NYT (NY) LIMITED PARTNERSHIP, a Delaware limited partnership

By:	620 EIGHTH GP NYT (NY) LLC, a Delaware limited liability company, its general partner

By:	CPA:17 LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By:	CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL INCORPORATED, a Maryland corporation, its general partner

By:	/s/ Jason E. Fox Name: Jason E. Fox
Title: Executive Director
(SIGNATURES CONTINUED ON FOLLOWING PAGE)

620 EIGHTH NYT (NY) LIMITED PARTNERSHIP

By:	620 EIGHTH GP NYT (NY) LLC, a Delaware limited liability company, its general partner

By:	CPA:17 LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By:	CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL INCORPORATED, a Maryland corporation, its general partner

By:	/s/ Jason E. Fox Name: Jason E. Fox
Title: Executive Director
(SIGNATURES CONTINUED ON FOLLOWING PAGE)
Schedule 4 — Page ii

Lender:

BANK OF CHINA, NEW YORK BRANCH

By:

Name:

	Title:	Chief Lending Officer

By:	/s/ Raymond Qiao

	Name:	Raymond Qiao
	Title:	Vice President